UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GNC Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

March 8, 2012

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of GNC Holdings, Inc. (the “Company”) to be held on Thursday, April 19, 2012 at 8:00 A.M. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219.

The agenda for the Annual Meeting includes:

•                  the election of four Class I directors for three-year terms expiring in 2015 (Proposal 1);

•                  the ratification of PricewaterhouseCoopers LLP as independent auditors for our 2012 fiscal year (Proposal 2);

•                  an advisory vote to approve the compensation paid to our named executive officers described herein (commonly known as a “say-on-pay” proposal) (Proposal 3); and

•                  an advisory vote on the frequency of advisory votes on executive compensation (commonly known as a “say-on-frequency” proposal) (Proposal 4).

The Board of Directors recommends a vote FOR the election of the four Class I directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors, FOR the approval, on an advisory basis, of compensation paid to our named executive officers described herein, and to recommend holding the say-on-pay vote ONCE EVERY YEAR.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. We encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

On behalf of the Company, I would like to express our appreciation for your ongoing interest in GNC.

Very truly yours,

Joseph Fortunato
Chief Executive Officer and President

GNC HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 19, 2012

TIME	8:00 A.M. on Thursday, April 19, 2012

PLACE	Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219

ITEMS OF BUSINESS

(1)   To elect four Class I directors for three-year terms expiring at the 2015 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for our 2012 fiscal year (Proposal 2).

(3) To approve, by non-binding vote, the compensation paid to our named executive officers in 2011, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

(4) To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation (commonly known as a “say-on-frequency” proposal) (Proposal 4).

(5) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on February 23, 2012.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 19, 2012:  As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2011 Annual Report on Form 10-K and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.

March 8, 2012	Gerald J. Stubenhofer, Jr. Secretary

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

PROXY STATEMENT

The Board of Directors (the “Board”) of GNC Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at our 2012 annual meeting of stockholders (the “Annual Meeting”).

These proxy materials contain information regarding the Annual Meeting, to be held on April 19, 2012, beginning at 8:00 a.m. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

It is anticipated that we will begin mailing this proxy statement, the proxy card, our 2011 Annual Report on Form 10-K (the “Annual Report”) and the Notice, and that these proxy materials will first be made available online to our stockholders, on or about March 8, 2012. The information regarding stock ownership and other matters in this Proxy Statement is as of February 23, 2012 (the “Record Date”), unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•                  the election of four Class I directors for three-year terms expiring at the 2015 annual meeting of stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);

•                  the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent auditors for our 2012 fiscal year (Proposal 2);

•                  the approval, by non-binding vote, of the compensation paid to our named executive officers in 2011, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3); and

•                  a recommendation, by non-binding vote, of the frequency of future advisory votes on executive compensation (commonly known as a “say-on-frequency” proposal) (Proposal 4).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR CLASS I DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT AUDITORS, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS IN 2011 (“SAY-ON-PAY”) AND TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY YEAR (“SAY-ON-FREQUENCY”).

Who may vote?

Stockholders of record of our Class A common stock, par value $0.001 per share (“Class A common stock”), and Class B common stock, par value $0.001 per share (“Class B common stock” and, together with Class A common stock, “common stock”), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting, except that shares of Class B common stock are not entitled to vote on the election or removal of directors. With respect to the Annual Meeting, shares of Class B common stock are not entitled to vote on Proposal 1 related to the election of four Class I directors. As of the Record Date, 104,233,878 and 2,060,178 shares of Class A common stock and Class B common stock, respectively, were outstanding.

How do I vote?

We encourage you to vote your shares via the Internet. How you vote will depend on how you hold your shares of common stock.

Stockholders of Record

If your common stock is registered directly in your name with our transfer agent, American Stock, Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and a full paper set of these proxy materials is being sent directly to you. As a stockholder of record, you have the right to vote by proxy.

You may vote by proxy in any of the following three ways:

Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

Phone. Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on April 18, 2012.

Beneficial Owners

Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. If you hold your shares through a New York Stock Exchange (“NYSE”) member brokerage firm, such member brokerage firm has the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of PwC as independent auditors for our 2012 fiscal year), but not with respect to Proposal 1 (the election of four Class I directors), Proposal 3 (the say-on-pay proposal) or Proposal 4 (the say-on-frequency proposal), as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?

Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•                  sending a letter to us stating that your proxy is revoked;

•                  signing a new proxy and sending it to us; or

•                  attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for Proposal 1 (the election of four Class I directors), Proposal 2 (the ratification of PwC as independent auditors for our 2012 fiscal year) and Proposal 3 (the say-on-pay proposal). With respect to Proposal 4 (the say-on-frequency proposal), the alternative receiving the greatest number of votes (every one year, two years or three years) will be the frequency that our stockholders will approve, by non-binding vote, the say-on-pay proposal.

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card that is marked “abstain.” Abstentions do not constitute votes “FOR” or votes “AGAINST.”

What is a broker “non-vote?”

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received timely instructions from the beneficial owner. Under current applicable rules, Proposal 2 (the ratification of PwC as independent auditors for our 2012 fiscal year) is a “discretionary” item upon which NYSE member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, NYSE member brokerage firms that hold shares as a nominee may not vote on behalf of the beneficial owners on the following proposals unless you provide voting instructions: Proposal 1 (the election of four Class I directors), Proposal 3 (the say-on-pay proposal) and Proposal 4 (the say-on-frequency proposal). Therefore, if an NYSE member brokerage firm holds your common stock as a nominee, please instruct your broker how to vote your common stock on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 10, 2012, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the Annual Meeting, please contact:  GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention:  Gerald J. Stubenhofer, Jr., Telephone:  (412) 288-4619.

ELECTION OF FOUR CLASS I DIRECTORS (PROPOSAL 1)

Board Structure and the Nominees

The Board is composed of eleven directors. Pursuant to our Amended and Restated Certificate of Incorporation, the Board is divided into three classes. The members of each class serve for staggered, three-year terms. Upon the expiration of the term of a class of directors, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) will recommend to the Board for its approval the slate of director nominees to be nominated for election for three-year terms at the annual meeting of stockholders in the year in which the term of a class of directors expires.

In connection with the Annual Meeting, the Board, upon the recommendation of the Nominating Committee, has nominated each of Andrew Claerhout, David B. Kaplan, Amy B. Lane and Richard J. Wallace (collectively, the “Nominees”) for reelection as a Class I director, for a three-year term expiring at our 2015 annual meeting of stockholders.

Set forth below is information concerning each of our directors, and the key experience, qualifications and skills he or she brings to the Board.

The Nominees

Andrew Claerhout, 40, became one of our directors in May 2009. Mr. Claerhout is currently a Vice President of Teachers’ Private Capital (“TPC”), the private equity arm of Ontario Teachers’ Pension Plan Board (“OTPP”). Mr. Claerhout joined TPC in 2005 from EdgeStone Capital Partners. Previously, Mr. Claerhout worked at Pacific Equity Partners in Australia and Bain & Company in Canada and in Hong Kong. Mr. Claerhout has been involved in a number of private equity transactions across various industries while at TPC. Mr. Claerhout currently sits on the board of directors of AOT Bedding (Serta), Easton-Bell Sports, Exal, Munchkin and Simmons Bedding Company. Mr. Claerhout received an HBA degree from the Richard Ivey School of Business at the University of Western Ontario and has completed the Stanford Executive Program at the Graduate School of Business, Stanford University. Mr. Claerhout’s years of experience in mergers and acquisitions, corporate finance and the retail and consumer products industries led to the conclusion that he should serve as a director on the Board.

David B. Kaplan, 44, became one of our directors in February 2007. Mr. Kaplan is a founding member and Senior Partner of Ares Management LLC, an alternative asset management investment firm (“Ares Management”), where he serves on the firm’s Executive Committee and co-heads the Ares Private Equity Group. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as Chairman of the board of directors of 99¢ Only Stores, and as a member of the boards of directors of Floor and Decor Outlets of America, Inc., Stream Global Services, Inc. and Orchard Supply Hardware Stores Corporation. Mr. Kaplan’s previous public company Board of Directors experience includes Maidenform Brands, Inc., where he served as the company’s Chairman, Dominick’s Supermarkets, Inc. and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of Marlborough School and serves on the Los Angeles Advisory Council to the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan has over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the retail and consumer products industries, which led to the conclusion that he should serve as a director on the Board.

Amy B. Lane, 59, became one of our directors in June 2011. Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., an investment bank, from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., an investment bank, where she founded and led the retail industry investment banking unit. Ms. Lane has served on the board of directors of The TJX Companies, Inc., a retailer of apparel and home fashions, since 2005, and was also a director of Borders Group, Inc., a book and music retailer, from 1995 to 1999 and from 2001 to 2009. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy, and led to the conclusion that she should serve as a director on the Board.

Richard J. Wallace, 60, became one of our directors in July 2010. Mr. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline (“GSK”), a global pharmaceutical company, from 2004 until his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace’s experience prior to joining GSK included eight years with Bristol-Myers Squibb Company and seven years at Johnson & Johnson (in assignments spanning marketing, sales, manufacturing and general management). Mr. Wallace is also a director of ImmunoGen, Inc. and served as a director of Clinical Data Inc. from September 2007 to April 2011. Mr. Wallace’s years of experience at several large pharmaceutical and consumer products companies and his significant corporate governance experience through his service on the boards of directors of other companies led to the conclusion that he should serve as a director on the Board.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE FOUR NOMINEES AS CLASS I DIRECTORS.

Directors Remaining in Office until Our 2013 Annual Meeting of Stockholders

Brian Klos, 30, became one of our directors in June 2010. Mr. Klos is a Principal in the Private Equity Group of Ares Management. Mr. Klos joined Ares Management in 2006 from J.P. Morgan, a global financial services firm, where he was a member of the General Industries West group participating in the execution of mergers, acquisitions and debt financings spanning various industries. From 2003 to 2005, Mr. Klos was a member of the Mergers and Acquisitions group at J.P. Morgan. Mr. Klos earned a BS, graduating magna cum laude, from Boston College, Carroll School of Management majoring in Finance and Accounting. Mr. Klos’s years of experience managing and evaluating investments in companies operating in various industries, including in the retail and consumer products industries, and his in-depth understanding of our business, led to the conclusion that he should serve as a director on the Board.

Johann O. Koss, 43, became one of our directors in March 2011. Since 2000, Mr. Koss has been the President and Chief Executive Officer of the Right To Play, an international humanitarian organization which he founded. Mr. Koss also currently serves on the board of directors of Gates Corporation, a subsidiary of Tomkins plc., a global engineering and manufacturing group. From December 2009 to April 2010, Mr. Koss served as the assistant head coach of the Norwegian Olympic Speedskating Team. Mr. Koss is a former four-time Olympic gold medalist and former world record holder in multiple speedskating distances. Following his retirement from the sport in 1994, Mr. Koss remained active in the Olympic movement, serving as an executive board member of the World Anti-Doping Agency and as a member of the International Olympic Committee. Mr. Koss earned a Bachelor of Medicine from the University of Queensland and an Executive MBA from the Joseph L. Rotman School of Management, University of Toronto. Mr. Koss’s experience as an Olympic athlete and an ambassador to athletics coupled with his years of executive management experience led to the conclusion that he should serve as a director on the Board.

Romeo Leemrijse, 41, became one of our directors in May 2009. Mr. Leemrijse is currently a Director of TPC. Prior to joining TPC in 2006, Mr. Leemrijse was a Principal at EdgeStone Capital Partners, a Canadian private equity firm. Mr. Leemrijse was involved in a number of private equity investments across a variety of industries. Prior to joining EdgeStone Capital Partners in 2001, Mr. Leemrijse was a Senior Analyst with Dominion Bond Rating Service and spent six years at CIBC World Markets in its investment banking division where he worked on a number of advisory and equity and debt financings. Mr. Leemrijse currently sits on the board of directors of Insight Pharmaceuticals, National Bedding (Serta) and Simmons Bedding Company. Mr. Leemrijse received a Bachelor of Commerce degree from the Richard Haskayne School of Business at the University of Calgary and is a CFA charterholder. Mr. Leemrijse’s extensive experience in mergers and acquisitions, corporate finance and the retail and consumer products industries led to the conclusion that he should serve as a director on the Board.

Directors Remaining in Office until Our 2014 Annual Meeting of Stockholders

Norman Axelrod, 59, became one of our directors and Chairman of the Board in March 2007. Mr. Axelrod was the Chief Executive Officer and Chairman of the board of directors of Linens ‘n Things, Inc. (“Linens ‘n Things”), a retailer of home textiles, housewares and decorative home accessories, until its acquisition in February 2006. Mr. Axelrod joined Linens ‘n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of its board of directors in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale’s, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod is the Chairman of the boards of directors of Floor and Decor Outlets of America, Inc., National Bedding Company LLC and Simmons Company and also serves on the boards of directors of 99¢ Only Stores, Maidenform Brands, Inc. and Jaclyn, Inc. Since 2007, Mr. Axelrod, through his consulting entity, NAX 18, LLC, has provided consulting services to certain entities related to Ares Management. Mr. Axelrod earned a BS in Management and Marketing from Lehigh University and an MBA from New York University. Mr. Axelrod’s experience on the boards of directors of a variety of companies, in addition to his tenure as Chief Executive Officer of Linens ‘n Things, demonstrate his leadership capability and extensive knowledge of complex operational and management issues, and led to the conclusion that he should serve as a director on the Board.

Jeffrey P. Berger, 62, became one of our directors in March 2011. Since 2008, Mr. Berger has served as a consultant to H.J. Heinz Company (“Heinz”), a manufacturer and marketer of processed food products. From 2007 to 2008, Mr. Berger was the Chairman of Global Foodservice of Heinz. From 2005 to 2007, Mr. Berger was the Executive Vice President, President and Chief Executive Officer of Heinz Foodservice. From 1994 to 2005, Mr. Berger was President and Chief Executive Officer of Heinz North America Foodservice. Mr. Berger currently serves on the board of directors of Big Lots, Inc., a discount retailer, and is a member of its nominating and corporate governance committee. Mr. Berger’s years of experience as an executive officer at Heinz, in addition to his experience on the boards of directors of other public companies, led to the conclusion that he should serve as a director on the Board.

Joseph Fortunato, 59, has served as one of our directors since March 2007 and as our Chief Executive Officer or President and Chief Executive Officer since November 2005. Mr. Fortunato served as Senior Executive Vice President and Chief Operating Officer from June 2005 until November 2005. Beginning in November 2001 until June 2005, Mr. Fortunato served as Executive Vice President and Chief Operating Officer of General Nutrition Companies, Inc. From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Financial Operations from 1997 to 1998, and Director of Financial Operations from 1990 to 1997. From 1984 to 1988, Mr. Fortunato was President of Fortunato & Associates Financial Consulting Group. From 1975 to 1984, Mr. Fortunato was the Controller of Motor Coils Manufacturing Company, a manufacturer of traction motors for locomotives and oil drilling rigs. Mr. Fortunato earned his undergraduate degree in Finance at Duquesne University in 1975. Mr. Fortunato currently serves on the board of directors of KUE Management Inc., a provider of education programs and services. Mr. Fortunato’s years of experience with us, his comprehensive knowledge of our business and perspective of our day-to-day operations led to the conclusion that he should serve as a director on the Board.

Michael F. Hines, 55, became one of our directors in November 2009. Mr. Hines was the Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Since 2007, Mr. Hines currently sits on the boards of directors of The TJX Companies, Inc. and Dunkin Brands Group, Inc., the parent company of Dunkin’ Donuts and Baskin-Robbins. From 2003 to 2007, he served on the board of directors of Yankee Candle, Inc. Mr. Hines’s experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large retailers, led to the conclusion that he should serve as a director on the Board.

OTHER BOARD INFORMATION

Board Meetings in 2011

The Board held six meetings during our fiscal year ended December 31, 2011.

Director Attendance

During our fiscal year ended December 31, 2011, except as described below, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable. Messrs. Kaplan and Claerhout each attended two-thirds of the total number of meetings of the Board and at least 75% of the total number of meetings of each committee on which he served, and Ms. Lane attended all meetings of the Board and the Compensation Committee of the Board (the “Compensation Committee”) and two-thirds of the total number of meetings of the Audit Committee of the Board (“Audit Committee” and, together with the Compensation Committee and the Nominating Committee, the “Committees”), in each case held during the period he or she served as a director or committee member, as applicable.

The Annual Meeting will be our first annual meeting of stockholders since we completed our initial public offering (the “IPO”) in April 2011. We encourage, but do not require, our directors to attend our annual meetings of stockholders.

Director Independence

The Board is comprised of Norman Axelrod, Jeffrey P. Berger, Andrew Claerhout, Joseph Fortunato, Michael F. Hines, David B. Kaplan, Brian Klos, Johann O. Koss, Amy B. Lane, Romeo Leemrijse and Richard J. Wallace. Pursuant to the voting agreement in the Stockholders Agreement, dated April 6, 2011 (the “Stockholders Agreement”), by and among the Company, Ares Corporate Opportunities Fund II, L.P. (“Ares” and, together with OTPP, the “Sponsors”) and OTPP, Messrs. Axelrod, Kaplan and Klos were designated by Ares, and Messrs. Claerhout, Koss and Leemrijse were designated by OTPP. Messrs. Berger, Hines and Wallace were jointly designated by the Sponsors, and Ms. Lane was not designated by either of the Sponsors. Mr. Fortunato was elected to the Board in accordance with the Stockholders Agreement, which provides that our Chief Executive Officer will sit on the Board. Carmen Fortino and Beth Kaplan resigned from the Board, effective March 2, 2011 and June 20, 2011, respectively. Mr. Fortino and Ms. Kaplan were jointly designated by the Sponsors.

Our Class A common stock has been listed for trading on the NYSE under the symbol “GNC” since March 31, 2011. The Board, upon the findings of the Nominating Committee, has determined that each of Ms. Lane and Messrs. Axelrod, Berger, Hines, Koss and Wallace is “independent” within the meaning of Rule 303A.02 of the NYSE Listed Company Manual (the “Manual”). Prior to the consummation of the IPO, we had no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association that required a majority of the Board to be independent.

Leadership Structure

The Board has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy.

Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Fortunato serving as our Chief Executive Officer and Mr. Axelrod as Chairman of the Board. We believe this is appropriate, as it provides Mr. Fortunato with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of the Board.

Risk Oversight

The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee is responsible for overseeing the management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements. The Nominating Committee is responsible for managing risks relating to our director compensation policies and arrangements, the independence of the Board and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, the Board as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees.

Board Committees

Each of the Committees is a standing committee of the Board. The Board has adopted a written charter for each of the Committees, which are available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com.

Audit Committee

The Audit Committee held five meetings during our fiscal year ended December 31, 2011 and consists of Johann O. Koss, Amy B. Lane and Michael F. Hines, who acts as its chair. The Board has determined that each of Ms. Lane and Mr. Hines qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section.

The principal duties and responsibilities of the Audit Committee are as follows:

•                  to monitor our financial reporting process and internal control system;

•                  to appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

•                  to oversee the performance of our internal audit function; and

•                  to oversee our compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

The Compensation Committee held five meetings during our fiscal year ended December 31, 2011 and consists of Norman Axelrod, Jeffrey P. Berger and Amy B. Lane, who acts as its chair.

The principal duties and responsibilities of the Compensation Committee are as follows:

•                  to oversee the development and implementation of our executive compensation policies and objectives;

•                  to determine the structure of our executive compensation packages generally; and

•                  to determine the actual compensation paid to each of our senior executives and evaluate the performance of our Chief Executive Officer.

Prior to February 2012, the Compensation Committee also oversaw the development and implementation of our director compensation policies and objectives, and determined the structure of our director compensation packages.  In February 2012, based on the recommendations of the Compensation Committee and the Nominating Committee,

the Board delegated to the Nominating Committee responsibility for making recommendations to the Board regarding our director compensation policies and the objectives and structure of our director compensation packages.

Compensation Committee Interlocks and Insider Participation. For our fiscal year ended December 31, 2011, (i) no member of the Compensation Committee has (a) served as one of our officers or employees or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee.

Nominating Committee

The Nominating Committee held one meeting during our fiscal year ended December 31, 2011 and consists of Andrew Claerhout, Richard J. Wallace and Jeffrey P. Berger, who acts as its chair.

The principal duties and responsibilities of the Nominating Committee are as follows:

•                  to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•                  to make recommendations to the Board regarding board governance matters and practices;

•                  to oversee the development and implementation of our director compensation policies and objectives; and

•                  to determine the structure of our director compensation packages generally.

Director Qualifications; Nominating Committee Process. The Nominating Committee’s policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 5(b) of our Fourth Amended and Restated Bylaws (the “Bylaws”).

The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity.

Following the consummation of the IPO, we relied on Rule 303A.00 of the Manual (“Rule 303A.00”), which exempted us from Rule 303A.04 of the Manual requiring that the Nominating Committee be composed entirely of independent directors. In the fourth quarter of 2011, we completed a follow-on offering of Class A common stock (the “Follow-on Offering”). Upon the consummation of the Follow-on Offering, we no longer qualified as a “controlled company” within the meaning of Rule 303A.00 and, pursuant to Rule 303A.00, the Nominating Committee must be composed entirely of independent directors within one year from the consummation of the Follow-on Offering.

Stockholder Communications

The Board welcomes communications from our stockholders. Stockholders may send communications to the Board, or to any particular director, to the following address: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary. Stockholders should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Credit Facilities

On March 4, 2011, our indirect operating subsidiary, General Nutrition Centers, Inc. (“Centers”), entered into a $1.2 billion term loan facility (the “Term Loan Facility”) with a term of seven years and an $80.0 million revolving credit facility with a term of five years (collectively, the “Senior Credit Facility”). Centers used a portion of the proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under its former senior credit facility, consisting of a $675.0 million term loan facility and a $60.0 million senior revolving credit facility (collectively, the “Old Senior Credit Facility”). We refer to these transactions and the use of proceeds therefrom collectively as the “Refinancing.”

Various funds affiliated with Ares are lenders under the Senior Credit Facility. These affiliated funds have made term loans to Centers in the amount of $120.0 million and $90.0 million as of the consummation of the Refinancing and December 31, 2011, respectively. As of December 31, 2011, $897.4 million was outstanding under the Senior Credit Facility. In addition, as of December 31, 2011, an aggregate of $30.0 million in principal and $3.2 million in interest had been paid to affiliates of Ares in respect of amounts borrowed under the Senior Credit Facility. Borrowings under the Senior Credit Facility accrue interest at a weighted average rate of 4.25% per year.

Various funds affiliated with Ares were lenders under the Old Senior Credit Facility. Under the Old Senior Credit Facility, these affiliated funds made a term loan to Centers in the amount of $62.1 million as of December 31, 2010. In addition, as of December 31, 2011, an aggregate of $62.1 million in principal and $0.5 million in interest had been paid to affiliates of Ares in respect of amounts borrowed under the Old Senior Credit Facility. Borrowings under the Old Senior Credit Facility accrued interest at a weighted average rate of 4.6% per year.

Stockholders Agreements

Amended and Restated Stockholders Agreement

On February 8, 2007, together with our wholly owned subsidiary, GNC Acquisition Inc., we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GNC Parent Corporation. Pursuant to the Merger Agreement and on March 16, 2007, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation and our wholly owned subsidiary (the “Merger”). Upon consummation of the Merger, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, members of our management and our principal stockholders. The agreement was amended and restated in connection with the consummation of the IPO on April 6, 2011 (the “Amended and Restated Stockholders Agreement”). The Amended and Restated Stockholders Agreement contains registration rights that require us to register Class A common stock held by the stockholders who are parties to such agreement in the event we register for sale, either for our own account or for the account of others, shares of Class A common stock.

Stockholders Agreement

The Stockholders Agreement provides that the Board will consist of at least nine members and that the Sponsors will have the right to nominate to the Board, subject to their election by our stockholders:

•                  for so long as the Sponsors collectively own more than 50% of the then outstanding shares of common stock, the greater of up to nine directors and the number of directors comprising a majority of the Board; and

•                  except as provided below, for so long as the Sponsors collectively own 50% or less of the then outstanding shares of common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of the Board, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising the Board as the collective percentage of common stock owned by the Sponsors.

Half of such nominees will be nominated by each of the Sponsors; except that (i) if the number of directors to be nominated is odd, the Sponsors will jointly nominate one such director and each Sponsor will nominate one half of the remainder, and (ii) if either Sponsor owns more than 5%, but less than or equal to 10%, of the then outstanding shares of common stock, one director will be nominated by such Sponsor, and the remainder of such nominees will be nominated by the other Sponsor.

Notwithstanding the foregoing, if either Sponsor at any time ceases to own more than 5% of the then outstanding shares of common stock, that Sponsor will not have the right to designate any directors, the shares of common stock owned by that Sponsor will be excluded in calculating the thresholds above, and the rights set forth above will only be available to the Sponsor that owns the applicable percentage of shares of common stock. The Stockholders Agreement also provides for the nomination to the Board, subject to his or her election by our stockholders at the annual meeting, of our chief executive officer. Each Sponsor has agreed, for so long as such Sponsor owns more than 5% of the outstanding shares of common stock, to vote all of the shares of Class A common stock held by it in favor of the foregoing nominees.

The Stockholders Agreement also provides that, for so long as the Sponsors collectively own more than one third of the then outstanding shares of our common stock, the following corporate actions will require the approval of either Sponsor; except that if either Sponsor owns 10% or less of the then outstanding shares of common stock, such actions will not be subject to the approval of such Sponsor and the shares of common stock owned by such Sponsor will be excluded in calculating the one third threshold:

•                  a change of control or, subject to certain exceptions, our merger or consolidation;

•                  (i) the entrance into any joint venture, investment, recapitalization, reorganization or contract with any other person (in each case other than a wholly owned subsidiary), (ii) the acquisition of any securities or assets of another person (other than a wholly owned subsidiary), in the case of any of the transactions set forth in clause (i) or (ii), whether in a single transaction or series of related transactions, with a value, or for a purchase price, in excess of $75 million, or (iii) the exercise of any ownership rights in respect of any of the foregoing;

•                  any transfer of our assets in any transaction or series of related transactions, in each case, other than (i) inventory sold in the ordinary course of business, or (ii) any transfer of assets in a single transaction or series of related transactions with a fair market value of less than or equal to $75 million;

•                  the issuance of any capital stock with a value in excess of $50 million;

•                  the guarantee, assumption, incurrence or refinancing of indebtedness for borrowed money by, or the pledge of, or granting of a security interest in, any of our assets in excess of $50 million in any 12-month period, other than trade indebtedness incurred in the ordinary course of business;

•                  any material change to the scope or nature of our business and operations, including the entering into of any new line of business;

•                  the approval of our annual budget for each of our fiscal years;

•                  any change to our senior management, including employment of new members, termination of existing members and setting or amending the compensation arrangements of new or existing members of senior management;

•                  entering into any related party transactions;

•                  the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization; and

•                  entering into of any agreement to do any of the foregoing.

ACOF Management Services Agreement

In connection with the Merger, on March 16, 2007, we entered into a Management Services Agreement (the “Management Services Agreement”) with ACOF Operating Manager II, L.P., an affiliate of Ares (“ACOF Operating Manager”), which was terminated upon the consummation of the IPO. The Management Services Agreement provided for an annual management fee of $750,000, payable quarterly and in advance to ACOF Operating Manager, on a pro rata basis, until the tenth anniversary from March 16, 2007 plus any one-year extensions (which extensions occurred automatically on each anniversary date of March 16, 2007), as well as reimbursements for ACOF Operating Manager’s, and its affiliates’, out-of-pocket expenses in connection with the management services provided under the Management Services Agreement. For our fiscal year ended December 31, 2011, $187,500 was paid to ACOF Operating Manager in accordance with the terms of the Management Services Agreement.

Upon the consummation of the IPO, the Management Services Agreement was terminated and ACOF Operating Manager received, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to ACOF Operating Manager during the remainder of the term of the fee agreement. The amount of such payment was $5.6 million. No further payments will be made pursuant to the Management Services Agreement.

Special Dividend

Prior to the consummation of the IPO, OTPP, as the holder of Class B common stock, was entitled to receive ratably an annual special dividend payment equal to an aggregate amount of $750,000 per year when, as and if declared by the Board, for a period of ten years commencing on March 16, 2007 (the “Special Dividend Period”). The special dividend payment was payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007. For the year ended December 31, 2011, $187,500 was paid to OTPP as a special dividend pursuant to the obligations under our Class B common stock.

Upon the consummation of the IPO, OTPP’s right to receive the special dividend payments was terminated and OTPP received, in lieu of quarterly payments of the special dividend payments, an automatic payment equal to the net present value of the aggregate amount of the special dividend payments that would have been payable to OTPP during the remainder of the Special Dividend Period, calculated in good faith by the Board. The amount of such payment was $5.6 million. No further special dividend payments will be made.

Lease Agreements

General Nutrition Centres Company, our indirect wholly owned subsidiary, is party, as lessee, to 18 lease agreements with Cadillac Fairview Corporation (“Cadillac Fairview”), as lessor, and 1 lease agreement with Ontrea, Inc. (“Ontrea”), as lessor, with respect to properties located in Canada. Each of Cadillac Fairview and Ontrea is a direct wholly owned subsidiary of OTPP. For our fiscal year ended December 31, 2011, we paid $2.4 million and $0.2 million under the lease agreements with Cadillac Fairview and Ontrea, respectively. As of December 31, 2011, the aggregate future minimum lease payments under the lease agreements with Cadillac Fairview and Ontrea were $10.1 million and $0.7 million, respectively. Each lease was negotiated in the ordinary course of business on an arm’s length basis.

Procedures for Transactions with Related Persons

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, the Board reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by the Board, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 31, 2011 and 2010, all audit and non-audit services were pre-approved by the Audit Committee in accordance with the Audit Committee’s charter.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditors for our fiscal year ended December 31, 2012, subject to ratification by our stockholders. Representatives of PwC will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify PwC’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The fees incurred by us for professional services rendered by PwC for our fiscal years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Audit Fees (1)	$1,035,342.00	$1,437,750.00
Audit-Related Fees (2)	$123,354.00	$26,000.00
Tax Fees (3)	$114,150.00	$256,000.00
All Other Fees (4)	$19,500.00	$19,500.00
	$1,292,346.00	$1,739,250.00

(1)           Includes services related to the audit of the Company’s financial statements and internal controls over financial reporting, statutory audits of subsidiaries, and various other filings with the SEC.

(2)           Principally includes due diligence services related to mergers and acquisitions.

(3)           Includes services related to federal and state tax compliance, planning and advice, including consultation related to mergers and acquisitions.

(4)           Includes services related to review of access to information technology systems and network.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining PwC’s independence.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF

THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDED

DECEMBER 31, 2012.

AUDIT COMMITTEE REPORT

The Board has determined that each member of the Audit Committee meets the SEC and NYSE independence and literacy requirements. The Board has also determined that each of Mr. Hines and Ms. Lane qualifies as an “audit committee financial expert.”

The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and the independent auditors with respect to our audited year-end financial statements.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (Communication With Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Audit Committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE
Michael F. Hines (Chairperson)
Johann O. Koss
Amy B. Lane

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers.

Name	Age	Position

Joseph Fortunato	59	Chief Executive Officer and President
Michael M. Nuzzo	41	Executive Vice President, Chief Financial Officer
Thomas Dowd	48	Executive Vice President, Chief Merchandising Officer and General Manager
Jeffrey Hennion	45	Executive Vice President, Chief Marketing Officer
Darryl Green	51	Senior Vice President, International and Domestic Franchising
Michael Locke	66	Senior Vice President of Manufacturing
Guru Ramanathan	48	Senior Vice President, Chief Innovation Officer
Gerald J. Stubenhofer, Jr.	42	Senior Vice President, Chief Legal Officer and Secretary

The biography for Mr. Fortunato is set forth above under “Election of Directors (Proposal 1) – Directors Remaining in Office until Our 2014 Annual Meeting of Stockholders.”

Michael M. Nuzzo became our Executive Vice President and Chief Financial Officer in September 2008. From 1999 to 2008, Mr. Nuzzo served in various senior level finance and retail operations and strategic planning roles with Abercrombie & Fitch, a specialty retailer of casual clothing for men, women and children. Mr. Nuzzo served as: Senior Vice President — Finance from June 2008 to September 2008 responsible for overseeing corporate finance, financial planning and analysis, treasury, budgeting and accounting operations and investor relations; and Vice President — Finance from January 2006 to May 2008, as a liaison to the audit committee and responsible for overseeing corporate finance, financial planning and analysis and treasury, budgeting and accounting operations. Prior to his work in the retail sector, Mr. Nuzzo was a senior consultant with William M. Mercer and Medimetrix Group. Mr. Nuzzo earned his undergraduate degree in Economics from Kenyon College in 1992 and also received his MBA in Finance and Accounting from the University of Chicago in 1998.

Thomas Dowd became our Executive Vice President, Chief Merchandising Officer and General Manager in June 2011, having served as Executive Vice President of Store Operations and Development since May 2007. From December 2005 until May 2007, Mr. Dowd served as Senior Vice President and General Manager of Retail Operations of General Nutrition Corporation and as Senior Vice President of Stores since March 2003. From March 2001 until March 2003, Mr. Dowd was President of Healthlabs, LLC, an unaffiliated contract supplement manufacturing and product consulting company. Mr. Dowd was Senior Vice President of Retail Sales from May 2000 until March 2001, and Division Three Vice President of General Nutrition Corporation from December 1998 to May 2000.

Jeffrey R. Hennion became our Executive Vice President and Chief Marketing Officer in July 2011, having served as our Executive Vice President and Chief Branding Officer since joining GNC in January 2011. Prior to joining GNC, Mr. Hennion spent 10 years at Dick’s Sporting Goods, a sporting goods retailer. From January 2005 to September 2010, Mr. Hennion served as Executive Vice President and Chief Marketing Officer at Dick’s Sporting Goods and was responsible for the company’s marketing activities and, from 2008 to 2010, its marketing and e-commerce activities. From 2004 to 2005, Mr. Hennion held the position of Senior Vice President — Strategic Planning at Dick’s Sporting Goods, responsible for the company’s growth and M&A strategies. From 2002 to 2004, Mr. Hennion was Vice President — Finance at Dick’s Sporting Goods, during the time of the company’s initial public offering, and from 2000 to 2002, he was Vice President and Treasurer. Prior to his tenure at Dick’s Sporting Goods, Mr. Hennion spent 11 years at Alcoa Inc., a global metals and manufacturing company, in Pittsburgh, Pennsylvania and in Lausanne, Switzerland, serving a variety of finance roles, including Assistant Treasurer and Director — Investor Relations. Mr. Hennion currently serves on the Board of Advisors of Branding Brand, LLC, a privately held mobile and social commerce company. Mr. Hennion has a BA in Economics from Northwestern University and an MBA in Finance, graduating with highest honors, from Duquesne University.

Darryl Green became our Senior Vice President, International and Domestic Franchising in October 2011, having served as Senior Vice President of Domestic Store Operations since July 2011. From August 2005 to July 2011, Mr. Green served as Senior Vice President of Domestic Franchising. From November 2003 until August 2005, Mr. Green served as Vice President of Retail Operations for the Southeast United States. Mr. Green began his employment with GNC in 1983 and has served in various retail, marketing and franchising positions with us, including Vice President of Retail Sales from June 1999 to June 2001, Vice President of Retail Operations for the Southeast United States from November 1997 to June 1999 and Divisional Merchandise Manager from January 1995 to November 1997.

Michael Locke became our Senior Vice President of Manufacturing in June 2003. From January 2000 until June 2003, Mr. Locke served as the head of North American Manufacturing Operations for Numico, the former parent company of General Nutrition Companies, Inc. From 1994 until 1999, he served as Senior Vice President of Manufacturing of Nutra Manufacturing, Inc. (f/k/a General Nutrition Products, Inc. and former subsidiary General Nutrition Companies, Inc.), and from 1991 until 1993, he served as Vice President of Distribution. From 1986 until 1991, Mr. Locke served as Director of Distribution of General Nutrition Distribution Company, our indirect subsidiary.

Guru Ramanathan, Ph.D., became our Chief Innovation Officer in December 2009 having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007. He served as Vice President of Scientific Affairs from December 2003 to April 2007. Dr. Ramanathan began his employment as Medical Director of General Nutrition Corporation in April 1998. Between August 2000 and December 2003, he also provided scientific and clinical trials oversight for the North American subsidiaries of Royal Numico, the former parent company of General Nutrition Corporation. Prior to joining General Nutrition Corporation, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston. Between 1984 and 1998, in his capacity as a pediatric dentist and dental surgeon, Dr. Ramanathan held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts. Dr. Ramanathan earned his PhD in Innovation Management from Tufts University and his MBA from Duke University’s Fuqua School of Business.

Gerald J. Stubenhofer, Jr. became our Senior Vice President, Chief Legal Officer and Secretary in September 2007. From January 2005 to September 2007, Mr. Stubenhofer was a Partner at McGuireWoods, LLP, a large international law firm, and represented various companies in complex commercial litigation matters. While at McGuireWoods, LLP, Mr. Stubenhofer served as Co-Chair of the firm’s Franchise and Distribution practice group. Prior to January 2005, Mr. Stubenhofer was an Associate at McGuireWoods, LLP. From June 1997 to November 1999, Mr. Stubenhofer served as our Assistant General Counsel. Mr. Stubenhofer earned undergraduate degrees in Philosophy and Political Science from Allegheny College in 1991 and earned his JD from the University of Pittsburgh School of Law in 1994.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers and our Former President and Chief Merchandising and Marketing Officer. These individuals are referred to collectively as the “Named Executive Officers.”

For 2011, the Named Executive Officers were:

Name	Title
Joseph Fortunato	Chief Executive Officer and President
Michael M. Nuzzo	Executive Vice President, Chief Financial Officer
Thomas Dowd	Executive Vice President, Chief Merchandising Officer and General Manager
Jeffrey Hennion	Executive Vice President, Chief Marketing Officer
Gerald J. Stubenhofer, Jr.	Senior Vice President, Chief Legal Officer and Secretary
Beth J. Kaplan	Former President and Chief Merchandising and Marketing Officer

Effective June 20, 2011, Ms. Kaplan resigned from all her positions with us and Mr. Fortunato was appointed as our President. Ms. Kaplan is not related to David B. Kaplan.

Overview of Executive Compensation

We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the nutritional supplement industry and our achievement of:

•                  13.7% total revenue growth in 2011, reflecting strong revenue growth in each of our three segments (Retail, Franchise and Manufacturing/Wholesale);

•                  the launch of a new marketing campaign in 2011 with branding images reflecting our core customers;

•                  the extension of the GNC brand into new channels in 2010 and 2011 through, among other things, relationships with Sam’s Club and PetSmart and our acquisition of LuckyVitamin.com; and

•                  26 consecutive quarters of positive domestic company-owned same store sales growth.

Mr. Fortunato, our Chief Executive Officer and President, has been with us for over 20 years and in his current role since 2005. Under his leadership we have been able to expand our store and franchise network to more than 7,600 retail locations in the United States (including 924 franchise and 2,125 Rite Aid franchise store-within-a-store locations), and franchise operations in 53 international countries (including distribution centers where retail sales are made). In addition, we have grown our-market leading position, and, based on information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is now approximately eleven times larger than the next largest U.S. specialty retailer of nutritional supplements. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executives as well as motivate management to maximize performance while building stockholder value.

On April 6, 2011, we completed the IPO and became a publicly traded company. Historically, our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short- and long-term performance by providing a mix of short- and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that this approach aligns the incentives to our executives with the interests of our stockholders. Although we have retained these philosophies, we modified certain aspects of our executive compensation program in connection with becoming a publicly traded company, primarily in the area of variable compensation.

Long-term Incentive Compensation. Before the IPO, we limited our long-term incentive compensation to stock options. In April 2011, in connection with the IPO, we adopted, and our stockholders approved, a new equity-based compensation plan, the 2011 Stock Plan (as defined below), under which we made special one-time grants of stock options and shares of time-vested restricted stock to our executives, including each of the Named Executive Officers, to compensate them for their efforts in preparing for and completing the IPO. For our 2012 fiscal year, we established a new equity-based long-term incentive compensation program for our executives, including our named executive officers, that provides for grants of stock options and time-vested restricted stock under the 2011 Stock Plan. The majority of the value provided in these grants was in the form of stock options; however, we believe that granting restricted stock cultivates an ownership mentality among our executives and, when combined with stock options, effectively focuses management on achieving our objectives, thereby more closely aligning the interests of our executives with the long-term interests of our stockholders. For information, see “–Elements of Compensation – Long-term Incentive Compensation” below.

Annual Cash Incentive Compensation. Before the IPO, annual cash incentive compensation was tied to the achievement of EBITDA (as defined below) targets exclusively. In January 2012, we adopted an annual cash incentive compensation program for our executives, including each of the Named Executive Officers other than Ms. Kaplan, that is based on a combination of performance metrics including EBITDA, transaction counts and domestic company-owned same store sales growth. We believe that these additional criteria incentivize our executives to focus on multiple performance drivers throughout our business. For information, see “–Elements of Compensation – Annual Cash Incentive Compensation” below.

Compensation Policies and Objectives

The primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with individual performance that created stockholder value, (ii) attract and retain high quality employees, (iii) build an ownership mentality among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees. The foregoing objectives are applicable to the compensation of the Named Executive Officers, and to the elements of their respective executive compensation packages as follows:

Base Salary. The objective in determining base salaries for the Named Executive Officers is to set base salaries at levels that are (i) sufficient to attract and retain high quality, qualified employees and (ii) perceived as fair to our stockholders and employees. The Compensation Committee seeks to set base salaries at levels commensurate with other retailers of comparable revenue size to us. In addition, base salaries are influenced by the complexity and level of the applicable position.

Annual Cash Incentive Compensation. We use annual cash incentive compensation to incentivize the Named Executive Officers to contribute to our growth and financial performance and to provide rewards based on achievement of predetermined goals intended to represent increases in stockholder value. As additional cash compensation that is contingent on our financial performance, annual cash incentive compensation augments the base salary component while being tied to our financial performance.

Long-term Incentive Compensation. We believe that stock-based awards are important in building an ownership mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Stock options and restricted stock provide incentives to drive performance, but have long-term horizons because value to our executives is dependent on continued employment.

Benefits and Perquisites. The Named Executive Officers are entitled to participate in, and to receive benefits under, the benefit plans, arrangements and policies available to our employees or executives generally, and, in 2011, received perquisite allowances in the form of cash payments. We believed limited perquisites were a necessary component of a competitive compensation package. With respect to 2012, in an effort to simplify our compensation program, the Compensation Committee decided to terminate the payment of perquisite allowances for our executives except as described below under “ –Elements of Compensation – Benefits and Perquisites.”

Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee oversees the development and implementation of our executive compensation policies and objectives, determines the structure of our executive compensation packages generally, determines the actual compensation paid to each of our senior executives and evaluates the performance of our Chief Executive Officer. In addition, the Compensation Committee has the authority to (i) review our incentive compensation plans, recommend changes to such plans to the Board and exercise all the authority of the Board with respect to the administration of such plans, and (ii) retain, terminate and set the terms of our and the Compensation Committee’s relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its duties.

Role of Management

The Compensation Committee considers the recommendations of management, principally our Chief Executive Officer, when determining the structure of our executive compensation packages generally and the actual compensation paid to each of our senior executives. However, the Compensation Committee does not delegate any of its functions to others in setting compensation, and no Named Executive Officer is a member of the Compensation Committee. In addition, our Chief Executive Officer does not provide recommendations with respect to his own compensation.

Role of Outside Advisors

The Compensation Committee has retained Hay Group and James F. Reda & Associates, LLC (“Reda”) as independent consultants to provide information, advice and recommendations regarding our executive compensation policies and design. Hay Group and Reda specialize in advising on director and executive compensation matters. In early 2011, in connection with the IPO, the Compensation Committee engaged Reda to review and provide recommendations regarding one-time long-term incentive compensation grants to our executives. In June 2011, the Compensation Committee engaged Hay Group to review and provide information, advice and recommendations regarding our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, including the Named Executive Officers. As discussed below under “–Use of Benchmarking Data,” at the direction of the Compensation Committee, Hay Group worked with our Chief Executive Officer and our Human Resources personnel to compare our executive compensation packages to those of a group of comparable companies.

Hay Group and Reda report and provide advice and recommendations to the Compensation Committee and do not report to management or us. Prior to their engagements, neither Hay Group nor Reda had previously worked with us in any capacity, nor have either of them served us in any capacity, other than as consultants to the Compensation Committee.

Use of Benchmarking Data

Generally, the base salaries and annual cash incentive compensation paid to the Named Executive Officers in 2011 were established by the Compensation Committee prior to the consummation of the IPO. Since the IPO, the Compensation Committee has sought to determine how our compensation programs compare to other publicly traded companies similar to us. The Compensation Committee seeks to set compensation for the Named Executive Officers at levels that are competitive with similar companies in our industry but consistent with our growth strategy and with an emphasis on variable compensation, rather than fixed compensation. In June 2011, the Compensation Committee directed Hay Group to obtain compensation information on top executives at a group of comparable retail companies selected by Hay Group (the “Peer Group”) to assist the Compensation Committee in comparing our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, to the packages maintained by the companies in the Peer Group. The Peer Group was comprised of the following 17 publicly traded retail companies, which the Compensation Committee believes are broadly reflective of the size, scope and complexity of our business; each of our revenue, market capitalization and price to earnings ratio was approximately equal to the median of the Peer Group:

Big 5 Sporting Goods	Nu Skin Enterprises	Usana Health Sciences
Cabela’s	Perrigo	Village Super Market
Dick’s Sporting Goods	RadioShack	Vitamin Shoppe
Hansen Natural	Sally Beauty Holdings	Weight Watchers
Herbalife	Ulta Salon Cosmetics & Fragrance	Weis Markets
Hibbett Sports	United Natural Foods

Hay Group reported to the Compensation Committee that, compared to the Peer Group, the 2011 base salaries of our Named Executive Officers other than Ms. Kaplan were generally at or below the median (with the exception of Mr. Fortunato, whose base salary was above the 75th percentile), and that the total target compensation in 2011 of our Named Executive Officers other than Ms. Kaplan ranged from between the 50th and 75th percentiles of the Peer Group to above the 75th percentile of the Peer Group. Hay Group’s evaluation influenced the Compensation Committee’s determination of the compensation packages for our Named Executive Officers for 2012, as described below.

As discussed below under “–Elements of Compensation – Long-term Incentive Compensation,” we made one-time grants of stock options and restricted stock to the Named Executive Officers in connection with the consummation of the IPO. Hay Group reported to the Compensation Committee that, as a result of such one-time grants, the long-term equity incentive compensation of Mr. Nuzzo was between the median and the 75th percentile, and of Messrs. Fortunato, Dowd, Hennion and Stubenhofer were above the 75th percentile.

In connection with establishing compensation packages for 2012, based in part upon the results of Hay Group’s analysis of compensation information obtained on top executives at companies in the Peer Group, the Compensation Committee, (i) modified our annual cash incentive compensation program for the Named Executive Officers to provide that cash compensation will be paid based on our achievement of predetermined levels of EBITDA, transaction counts and domestic company-owned same store sales growth, as discussed below under “–Elements of Compensation – Annual Cash Incentive Compensation,” (ii) approved grants of long-term incentive awards for 2012 to our executives under the Grant Policy (as defined below), including each Named Executive Officer other than Ms. Kaplan, as discussed below under “–Elements of Compensation – Long-term Incentive Compensation,” (iii) adopted the Executive Stock Ownership Guidelines, as discussed below under “–Executive Officer Stock Ownership Guidelines,” and (iv) adjusted the based salaries of Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer, as discussed below under “–Elements of Compensation – Base Salary.”

Elements of Compensation

Base Salary

We pay base salaries to the Named Executive Officers. On March 7, 2011, in anticipation of the consummation of the IPO, we entered into an amended and restated employment agreement with Mr. Fortunato (as amended, the “Fortunato Agreement”), pursuant to which Mr. Fortunato’s annual base salary was increased to $1,000,000. In determining the annual base salary of Mr. Fortunato, the Compensation Committee primarily considered the responsibilities associated with being the chief executive officer of a public company.

In June 2011, the Compensation Committee increased Mr. Dowd’s annual base salary to $425,000 in connection with his promotion to Executive Vice President, Chief Merchandising Officer and General Manager. The Compensation Committee approved such increase because it believed that the increased base salary was commensurate with the responsibilities and level of seniority accompanying his position at the time of his promotion.

With respect to 2012, the Compensation Committee increased the annual base salaries of each of Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer to $1,050,000, $469,000, $483,000, $439,000 and $361,100, respectively.

When setting such base salaries, the Compensation Committee (i) intended to more closely align the base salaries of Messrs. Nuzzo, Dowd, Hennion and Stubenhofer to the median base salaries of comparable executives in the Peer Group and (ii) replaced the payment of annual perquisite allowances with a corresponding increase in base salary, as discussed below under “– Elements of Compensation – Benefits and Perquisites.” The Compensation Committee also considered the following factors:  (a) for Mr. Fortunato, the additional leadership responsibilities he has assumed in connection with the ongoing growth in each of our operating segments, (b) for Mr. Nuzzo, the responsibilities associated with being the chief financial officer of a public company, as well as the new responsibilities he assumed as the head of information technology, (c) for Mr. Dowd, the new responsibilities he assumed by leading a number of company initiatives and managing a group of employees that had grown significantly following his promotion in June 2011, (d) for Mr. Hennion, the responsibilities associated with our expanding e-commerce business, including the integration of LuckyVitamin.com, which we acquired in August 2011, and (e) for Mr. Stubenhofer, the responsibilities associated with being the chief legal officer of a public company.

Annual Cash Incentive Compensation

Annual cash incentive compensation is documented in an annual plan that is adopted by the Compensation Committee under the 2011 Stock Plan prior to or during the first quarter of the applicable year. The annual performance bonus for each Named Executive Officer has a target and maximum bonus amount expressed as a percentage of his annual base salary. The respective percentages are determined by position and level of responsibility and are stated in an annual cash incentive compensation plan adopted by the Compensation Committee.

The following table sets forth the target and maximum bonus amounts for each level of executive, expressed as a percentage of base salary, with respect to the 2011 incentive plan adopted in February 2011 (the “2011 Incentive Plan”), the 2010 incentive plan adopted in February 2010 (the “2010 Incentive Plan”), and the 2009 incentive plan adopted in February 2009 (the “2009 Incentive Plan”):

	2011 Incentive Plan		2010 Incentive Plan		2009 Incentive Plan
Level	Target Amount	Maximum Amount	Target Amount	Maximum Amount	Target Amount	Maximum Amount
Chief Executive Officer and President	75%	135%	75%	125%	75%	125%
Executive Vice President	45%	100%	45%	100%	45%	100%
Senior Vice President	40%	75%	40%	75%	40%	75%

Under the 2011 Incentive Plan, the 2010 Incentive Plan and the 2009 Incentive Plan, cash compensation was based on our achievement of predetermined levels of budgeted earnings before interest, taxes, depreciation and amortization, which is calculated at the end of the applicable year including adjustments disclosed in our quarterly earnings reports (“EBITDA”). The target bonus was designed to provide the Named Executive Officers with a bonus the Compensation Committee determined would be equitable if we achieved EBITDA equal to budgeted EBITDA. The threshold bonus was designed to provide the Named Executive Officers with some bonus opportunity, but less than the target opportunity, if we did not achieve our budgeted EBITDA but met at least a threshold level of EBITDA achievement. The maximum bonus was designed to reward the Named Executive Officers with a bonus in excess of the target in the event we significantly exceeded our budgeted EBITDA.

The following table sets forth the thresholds and related goals with respect to the 2011 Incentive Plan, the 2010 Incentive Plan and the 2009 Incentive Plan:

Thresholds	2011 Incentive Plan Budgeted EBITDA	2010 Incentive Plan Budgeted EBITDA	2009 Incentive Plan Budgeted EBITDA
Threshold	94.6%	91.5%	95.0%
Target	100.0%	100.0%	100.0%
Maximum	103.7%	103.9%	106.5%

In 2011, 2010 and 2009, we achieved 117.1%, 104.5% and 104.6%, respectively, of budgeted EBITDA. Based on our performance in 2011 and 2010, we achieved the maximum EBITDA set forth in the 2011 Incentive Plan and the 2010 Incentive Plan, respectively, and each plan participant, including the Named Executive Officers, was paid the maximum annual cash incentive compensation under such plans, except for Ms. Kaplan, who did not receive any compensation under the 2011 Incentive Plan because she was not an employee of the Company on December 31, 2011, and Mr. Hennion, who did not receive any compensation under the 2010 Incentive Plan because he was not an employee of the Company prior to 2011. Based on our performance in 2009, we achieved budgeted EBITDA between the target and maximum, and each plan participant, including the Named Executive Officers other than Mr. Hennion, received a pro rated payment between the target and maximum levels.

The annual cash incentive plan for 2012 performance (the “2012 Incentive Plan”) was adopted by the Compensation Committee in February 2012 and provides for the following threshold, target and maximum bonus amounts, expressed as a percentage of base salary:

	2012 Incentive Plan
Level	Threshold Amount	Target Amount	Maximum Amount
Chief Executive Officer and President	25%	80%	160%
Executive Vice President	20%	50%	100%
Senior Vice President	15%	40%	80%

The targets under the 2012 Incentive Plan are generally based on our achievement of (i) a predetermined level of EBITDA and (ii) other objective, quantifiable performance goals related to each participant’s position. With respect to Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer, the targets are based on our achievement of EBITDA and transaction counts and domestic company-owned same store sales growth. They will receive 80% of the target bonus amount if we achieve budgeted EBITDA equal to the target, and 10% for each of the other performance goals we achieve. The EBITDA thresholds and related goals for Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer under the 2012 Incentive Plan are as follows:

Thresholds	2012 Incentive Plan Budgeted EBITDA
Threshold	94.7%
Target	100.0%
Maximum	104.8%

Any cash incentive compensation paid with respect to the performance goals related to transaction counts and domestic company-owned same store sales growth will be paid only if we achieve our respective target for each aspect of our business. The Compensation Committee may, in its discretion, amend the foregoing levels on an individual basis if it determines that competitive considerations or circumstances require us to make exceptions to the foregoing levels to retain qualified executives.

We do not disclose our internal budget for results of operations, including budgeted EBITDA (as determined by management and approved by the Board), transaction counts and domestic company-owned same store sales growth. These amounts constitute confidential financial information, and we believe that disclosure of this amount, whether with respect to historical periods or future periods, would cause us competitive harm by disclosing to competitors key elements of our internal projections.

The Compensation Committee sets the EBITDA and other performance targets at levels it believes are both challenging and achievable. By establishing targets that are challenging, the Compensation Committee believes that performance of our employees, and therefore our performance, is maximized. By setting targets that are also achievable, the Compensation Committee believes that employees remain motivated to perform at the high level required to achieve the targets. In setting and determining the difficulty of achieving these targets, the Compensation Committee considers primarily recent performance under our incentive plans, our internal projections and the assumptions on which our projections are based, including prevailing and expected general economic conditions.

While we have experienced success in meeting the established EBITDA targets, the Compensation Committee may determine in a particular year that, based upon factors other than financial performance, the awarding of full or partial bonuses is appropriate. The EBITDA target under the 2012 Incentive Plan represents an increase of 34.8% over the EBITDA target under the 2011 Incentive Plan, which represented an increase of 16.1% over the EBITDA target under the 2010 Incentive Plan. Each of these increases exceeded the increase in actual EBITDA achieved in the preceding year. Based primarily on the fact that achieving the EBITDA target under the 2012 Incentive Plan requires us to achieve EBITDA in excess of that which we achieved in 2011, the Compensation Committee believes that achieving 100% or more of budgeted EBITDA and the other performance targets established in the 2012 Incentive Plan, while possible to achieve for the Named Executive Officers, will present a significant challenge.

The Named Executive Officers are entitled to annual cash incentive compensation pursuant to the terms of their respective employment agreements.

Generally, annual cash incentive compensation is payable only if the Named Executive Officer is employed by us on the date payment is made. As discussed above, Ms. Kaplan did not receive a bonus under the 2011 Incentive Plan.

Long-term Incentive Compensation

All of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including the Named Executive Officers, are eligible for awards of stock options, restricted stock and other stock-based awards under the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “2011 Stock Plan”). The Compensation Committee is responsible for administering, selecting the individuals who are eligible to participate in and determining the types and amounts of stock-based awards granted under the 2011 Stock Plan. The Compensation Committee has discretion to delegate all or a portion of its authority under the 2011 Stock Plan, but does not currently delegate any function of making awards. In March 2007, we adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Stock Plan”). Following the IPO and the adoption of the 2011 Stock Plan in April 2011, we have not granted and will not grant any additional awards under the 2007 Plan.

Stock options granted under the 2007 Stock Plan and 2011 Stock Plan generally are subject to vesting in equal annual installments on the first five anniversaries of the date of grant and have a term of ten years and seven years, respectively. The Compensation Committee determines the size of stock-based awards in accordance with the Named Executive Officer’s performance and level of position.

Pursuant to the Fortunato Agreement and in connection with the consummation of the IPO, Mr. Fortunato was granted an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $16.00 per share, and an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $24.00 per share. Such stock options were granted under the 2011 Stock Plan, vest in equal installments on the first four anniversaries of the date of grant and have a term of ten years. The Compensation Committee determined to grant such options based primarily on the responsibilities associated with being the chief executive officer of a public company and to align the long-term financial interests of Mr. Fortunato with those of our stockholders.

Following the consummation of the IPO, in April and July 2011, the Compensation Committee granted one-time awards of stock options and restricted stock under the 2011 Stock Plan to certain of our executives including, in April 2011, to each of the Named Executive Officers other than Mr. Fortunato, to compensate them for their efforts in preparing for and completing the IPO. Also, since none of the Named Executive Officers had received any grants of long term incentive compensation since the commencement of their employment, the grants were intended and set at levels to bring their overall level of long-term incentive compensation in line with levels competitive within our industry.

In connection with his promotion to Executive Vice President, Chief Merchandising Officer and General Manager, in October 2011, Mr. Dowd was granted an option to purchase up to 17,255 shares of Class A common stock at an exercise price of $25.10 per share and 2,745 shares of restricted stock. The Compensation Committee determined to grant such awards based on the responsibilities and level of seniority accompanying his position and the Compensation Committee’s desire to align the long-term financial interests of Mr. Dowd with those of our stockholders.

Based in part upon the results of Hay Group’s analysis of the compensation packages of top executives at companies in the Peer Group, in December 2011, the Compensation Committee granted awards of stock options and restricted stock under the 2011 Stock Plan in respect of 2012 long-term equity compensation to certain executives, including each of the Named Executive Officers other than Ms. Kaplan. The awards were intended to be annual grants in accordance with the Grant Policy (as defined below) and designed to align the long-term financial interests of our executives with those of our stockholders. The awards were granted to each of Messrs. Fortunato, Nuzzo, Dowd, Hennion and Stubenhofer at a level that, based in part on the results of Hay Group’s compensation analyses, were competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within the Peer Group.

In January 2012, the Compensation Committee adopted a policy to consider grants of long-term incentive compensation awards on an annual basis, except for new hires, promotions and special performance recognition (the “Grant Policy”). Under the Grant Policy, awards will generally be granted at least two trading days after the release of material information, such as quarterly or annual earnings.

Benefits and Perquisites

In 2011, Messrs. Nuzzo, Dowd, Hennion and Stubenhofer and Ms. Kaplan received perquisite allowances in the amounts of $29,000, $43,000, $29,000, $21,500 and $50,000, respectively. Mr. Fortunato received a perquisite allowance under his previous employment agreement, but the allowance was terminated under the Fortunato Agreement. The Named Executive Officers received cash payments (paid semi-monthly) in lieu of in-kind perquisites, and were not required to spend the cash payments or report to us how the amounts were used. We provided perquisite allowances to give the Named Executive Officers flexibility in determining how to spend their perquisite dollars and to reduce administrative costs that otherwise would be associated with tracking reimbursements for eligible perquisite expenditures. The Compensation Committee set the amounts of the perquisite allowances at levels it considered appropriate and competitive with the market.

With respect to 2012, in an effort to simplify our compensation program, the Compensation Committee decided to terminate the payment of perquisite allowances for our executives, and raised the base salaries of Messrs. Nuzzo, Dowd, Hennion and Stubenhofer by $29,000, $43,000, $29,000, $21,500, respectively, to replace the perquisite allowances it terminated. The Compensation Committee also decided to provide Mr. Fortunato with an annual perquisite allowance of $15,000 to be used for an automobile, and up to 25 hours per year of personal use of company aircraft.

Non-qualified Deferred Compensation Plan

We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group our highly compensated employees. Under the deferred compensation plan, certain eligible employees may elect to defer a portion of their future compensation under the deferred compensation plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Messrs. Dowd and Hennion are the only Named Executive Officers who made contributions to the deferred compensation plan in 2011. For more information regarding the deferred compensation, please see “Non-qualified Deferred Compensation for Our Fiscal Year ended December 31, 2011” below.

Employment Agreements

We have employment agreements with all of the Named Executive Officers other than Ms. Kaplan, whose employment agreement terminated upon her resignation. Each employment agreement provides that any incentive compensation payable to the Named Executive Officer will be subject to the clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated thereunder (“Dodd-Frank”). Please see “Potential Payments Upon Termination or Change in Control” below for more information regarding such employment agreements and termination and payments made in connection with a change in control. We will continue to determine appropriate employment agreement packages for the Named Executive Officers in a manner that we believe will attract and retain qualified executives.

Mr. Fortunato. The Fortunato Agreement provides that Mr. Fortunato will serve as our Chief Executive Officer and President for a three-year term ending March 6, 2014, with automatic annual one-year renewals thereafter unless we or Mr. Fortunato provide at least one-year’s advance notice of non-renewal.

Messrs. Nuzzo, Dowd, Hennion and Stubenhofer. In February and March 2012, we entered into amended and restated employment agreements with Messrs. Nuzzo, Dowd, Hennion and Stubenhofer. Each agreement is for a two-year term ending in February 2014, with automatic annual one-year renewals thereafter unless we or the executive provide at least 30 days’ advance notice of non-renewal.

Ms. Kaplan. Ms. Kaplan’s employment agreement provided that Ms. Kaplan would serve as our President and Chief Merchandising and Marketing Officer. Effective June 20, 2011, Ms. Kaplan resigned from her position as our President and Chief Merchandising and Marketing Officer. In connection with her resignation, Ms. Kaplan received benefits commensurate with the benefits payable to her upon a termination without cause under her employment agreement, which is discussed below under “Potential Payments Upon Termination or Change in Control.” In connection with Ms. Kaplan’s resignation, she executed a release of claims against us and certain of our affiliates.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation vehicles we utilize.

The 2011 Stock Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the 2011 Stock Plan (i.e., 10 years after the date the 2011 Stock Plan was approved by our stockholders); (ii) the material modification of the 2011 Stock Plan; (iii) the issuance of all available stock under the 2011 Stock Plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after December 31, 2013. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee may approve compensation that may not be deductible if the Compensation Committee determines that such compensation is in our best interests including, for example, the payment of certain non-deductible compensation necessary in order to attract and retain individuals with superior talent.

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and their four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executives, and we believe that a substantial portion of our current executive compensation program (including the stock-based and other awards that may be granted to the Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with the our goals and the goals of our stockholders.

Executive Stock Ownership Guidelines

We believe that, to align the long-term financial interests of our executive officers with those of our stockholders, our executives should hold a financial stake in us. The Board adopted a policy in December 2011 requiring our Chief Executive Officer and other executive officers to own stock in the Company equal to a minimum of six times and two times, respectively, of such executive officer’s annual base salary (the “Executive Stock Ownership Guidelines”). The Executive Stock Ownership Guidelines provide that our executive officers have five years from the date of adoption of the Executive Stock Ownership Guidelines or, with respect to newly appointed executive officers, five years from the date of their appointment, to comply with the Executive Stock Ownership Guidelines, and should retain at least 50% of all shares owned by or underlying equity awards granted to the executive officers until the ownership thresholds are met. The Compensation Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Compensation Committee. For the purposes of such stock ownership policy, stock includes (i) directly held shares of our common stock, (ii) shares of unvested restricted stock or restricted stock units and (iii) vested shares of our common stock held in any deferred compensation or retirement benefit plan generally available to our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in these proxy materials. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials and incorporated by reference in the Annual Report for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE
Amy B. Lane (Chairperson)
Norman Axelrod
Jeffrey P. Berger

SUMMARY COMPENSATION TABLE FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2011

The following table sets forth information concerning compensation we paid to the Named Executive Officers for services rendered in all capacities to us during our last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include the value of medical or group life insurance received by the Named Executive Officers that is available generally to all of our salaried employees.

		Salary	Bonus	Option Awards	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Joseph Fortunato	2011	983,192	—	4,763,673	487,963	1,327,310	50,564	7,612,702
Chief Executive Officer and	2010	886,000	100,000	—	—	1,107,500	140,919	2,234,419
President	2009	860,000	100,000	—	—	948,580	72,576	1,981,156

Michael M. Nuzzo	2011	422,406	—	1,123,967	310,492	422,406	32,540	2,311,811
Executive Vice President and	2010	409,943(6)	—	—	—	409,943	32,540	852,426
Chief Financial Officer	2009	400,000	—	553,442(7)	—	335,200	125,321	1,413,963

Thomas Dowd	2011	398,317	—	1,285,750	379,337	425,000	46,660	2,535,064
Executive Vice President, Chief	2010	351,177(6)	—	—	—	351,177	51,677	754,031
Merchandising Officer and	2009	330,154	—	—	—	276,669	44,015	650,838
General Manager

Jeffrey Hennion	2011	392,308		1,515,047	423,600	392,308	32,565	2,755,828
Executive Vice President, Chief
Marketing Officer

Gerald J. Stubenhofer, Jr.	2011	330,154	—	757,523	211,800	247,615	25,040	1,572,132
Senior Vice President, Chief	2010	320,000	—	—	—	240,000	25,040	585,040
Legal Officer and Secretary	2009	294,310	15,000	—	—	190,418	22,280	522,008

Beth J. Kaplan	2011	354,564	—	782,159	226,216	—	3,246,550	4,609,489
Former President and Chief	2010	716,000	—	—	—	895,000	134,129	1,745,129
Merchandising and Marketing	2009	696,154	—	—	—	767,857	138,755	1,602,766
Officer

(1)

Reflects, (i) for 2010, a discretionary bonus awarded by the Compensation Committee paid to Mr. Fortunato based on his leading contribution to our financial performance in 2010 and, (ii), for 2009, a discretionary bonus in respect of performance in 2009 paid to (a) Mr. Fortunato for meeting additional performance targets, including personnel initiatives, and (b) Mr. Stubenhofer for meeting additional performance targets related to his position as Chief Legal Officer.

(2)

Reflects the aggregate grant date fair value of option awards granted during our fiscal years ended December 31, 2011, which have been computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(3)

Reflects the aggregate grant date fair value of time-vested restricted stock granted during our fiscal year ended December 31, 2011, which has been computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(4)	Reflects cash incentive compensation as described above under “Executive Compensation – Elements of Compensation – Annual Cash Incentive Compensation.”

(5)                                  The components of “All Other Compensation” for our fiscal year ended December 31, 2011 are set forth in the following table:

	Perquisite Allowance (a)	Other Perquisites (b)	Imputed Value for Life Insurance Premiums	Severance	Total

Named Executive Officer	($)	($)	($)	($)	($)
Joseph Fortunato	11,731	37,801	1,032	—	50,564
Michael M. Nuzzo	29,000	3,300	240	—	32,540
Thomas Dowd	43,000	3,300	360	—	46,660
Jeffrey Hennion	29,000	3,300	265	—	32,565
Gerald J. Stubenhofer, Jr.	21,500	3,300	240	—	25,040
Beth J. Kaplan	24,039	21,718(c)	276	3,200,518(d)	3,246,550

(a)                                  Reflects the annual perquisite allowances for the Named Executive Officers for 2011. Mr. Fortunato received a perquisite allowance under his previous employment agreement, but the allowance was terminated under the Fortunato Agreement. With respect to 2012, the Compensation Committee has terminated perquisite allowances for Messrs. Nuzzo, Dowd, Hennion and Stubenhofer.

(b)                                 Reflects, (i) for each of the Named Executive Officers other than Ms. Kaplan, the value of taxable parking benefits and, (ii) for Mr. Fortunato only, the aggregate incremental cost of his personal use of corporate aircraft and reimbursements made by the Company to him for life insurance premiums.

(c)                                  Reflects primarily reimbursements made to Ms. Kaplan for housing expenses.

(d)                                 Reflects payments made to Ms. Kaplan in connection with her resignation. Ms. Kaplan received benefits commensurate with the benefits payable to her upon a termination without cause under her employment agreement.

(6)                                  Includes payments of $543 and $1,177 to Messrs. Nuzzo and Dowd, respectively, as a result of retroactive salary increases for services performed by them during the period from December 6, 2009 to December 31, 2009.

(7)                                  On May 14, 2009, the Compensation Committee repriced the exercise price of (i) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $9.57 to $7.70 per share and (ii) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $14.35 to $11.55 per share. The incremental fair value of such stock options is reported in this column in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the incremental fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amount may not correspond to the actual value that may be realized by Mr. Nuzzo with respect to these awards.

GRANTS OF PLAN BASED AWARDS FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2011

The following table sets forth information concerning awards under the 2011 Stock Plan and the 2011 Incentive Plan granted to each of the Named Executive Officers during our fiscal year ended December 31, 2011. Assumptions used in the calculation of certain dollar amounts are included in Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report.

			Estimated Possible Payouts under Non- equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Joseph Fortunato	3/31/11	3/7/11	—	—	—	—	250,000(5)	16.00(5)	1,625,000
	3/31/11	3/7/11	—	—	—	—	250,000(5)	24.00(5)	1,250,000
	12/12/11	12/12/11	—	—	—	—	182,384	27.70	1,888,673
	12/12/11	12/12/11	—	—	—	17,616	—	—	487,963
	—	—	331,828	995,483	1,791,869	—	—	—	—

Michael M. Nuzzo	4/21/11	4/21/11	—	—	—	—	93,750	18.82	651,799
	4/21/11	4/21/11	—	—	—	10,016	—	—	188,501
	12/12/11	12/12/11	—	—	—	—	45,596	27.70	472,168
	12/12/11	12/12/11	—	—	—	4,404	—	—	121,991
	—	—	105,602	190,083	422,406	—	—	—	—

Thomas Dowd	4/21/11	4/21/11	—	—	—	—	93,750	18.82	651,799
	4/21/11	4/21/11	—	—	—	10,016	—	—	188,501
	10/26/11	10/20/11	—	—	—	—	17,255	25.10	161,783
	10/26/11	10/20/11	—	—	—	2,745	—	—	68,845
	12/12/11	12/12/11	—	—	—	—	45,596	27.70	472,168
	12/12/11	12/12/11	—	—	—	4,404	—	—	121,991
	—	—	106,250	191,250	425,000	—	—	—	—

Jeffrey Hennion	4/21/11	4/21/11	—	—	—	—	150,000	18.82	1,042,879
	4/21/11	4/21/11	—	—	—	16,026	—	—	301,609
	12/12/11	12/12/11	—	—	—	—	45,596	27.70	472,168
	12/12/11	12/12/11	—	—	—	4,404	—	—	121,991
	—	—	98,077	176,539	392,308	—	—	—	—

Gerald J.	4/21/11	4/21/11	—	—	—	—	75,000	18.82	521,439
Stubenhofer, Jr.	4/21/11	4/21/11	—	—	—	8,013	—	—	150,805
	12/12/11	12/12/11	—	—	—	—	22,798	27.70	236,084
	12/12/11	12/12/11	—	—	—	2,202	—	—	60,995
	—	—	61,904	99,046	185,711	—	—	—	—

Beth J. Kaplan(6)	4/21/11	4/21/11	—	—	—	—	112,500	18.82	782,159
	4/21/11	4/21/11	—	—	—	12,020	—	—	226,216
	6/20/11	6/20/11	—	—	—	—	865,813(7)	10.39	234,611

(1)

The amounts represent the threshold, target and maximum payout amounts under the 2011 Incentive Plan. See “Executive Compensation – Elements of Compensation – Annual Cash Incentive Compensation” above for more information regarding the thresholds under the 2011 Incentive Plan. The actual amounts earned are reported in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Time-vested restricted stock awards made under the 2011 Stock Plan, which awards vest subject to continuing employment, other than the one-time restricted stock awards granted on April 21, 2011, in three installments: 30% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 40% on the fifth anniversary on the date of grant. For the restricted stock awards granted on April 21, 2011 and discussed above under “Executive Compensation – Elements of Compensation – Long-term Incentive Compensation,” such awards vest in three installments: 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 50% on the fifth anniversary of the date of grant.

(3)

Unless otherwise noted, time-vested stock option awards made under the 2011 Stock Plan, which vest subject to continuing employment in five equal annual installments commencing on the first anniversary of the date of grant.

(4)

Reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(5)

Under the Fortunato Agreement and in connection with the IPO, Mr. Fortunato was granted an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $16.00 per share, and an option to purchase up to 250,000 shares of Class A common stock at an exercise price of $24.00 per share. Such stock options vest subject to continuing employment in four equal annual installments commencing on the first anniversary of the date of grant.

(6)

Effective June 20, 2011, Ms. Kaplan resigned from all her positions with us and forfeited the stock option and restricted stock awards granted to her on April 21, 2011 and set forth in the table above. Additionally, Ms. Kaplan will not receive any annual cash incentive compensation under the 2011 Incentive Plan.

(7)

In connection with her resignation, one of Ms. Kaplan’s previously granted stock option awards under the 2007 Stock Plan was materially modified. The stock option, as originally granted on January 2, 2008, represented a right to purchase up to 875,000 shares of Class A common stock, vested in four installments (20% on January 2, 2009, 20% on January 2, 2010, 30% on January 2, 2011 and 30% on January 2, 2012) and provided for an option exercise period of 60 days from the effective date of Ms. Kaplan’s resignation. Effective June 20, 2011, the stock option was amended to extend the exercise period with respect to 865,813 shares of Class A common stock underlying the stock option from August 19, 2011 to November 26, 2011. In addition, pursuant to the terms of her employment agreement, the vesting of 262,500 shares scheduled to vest on January 2, 2012 was accelerated to the effective date of Ms. Kaplan’s resignation. The incremental fair value of such stock option is reported in this column in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the incremental fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amount may not correspond to the actual value that may be realized by Ms. Kaplan with respect to this award.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2011

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers under the 2007 Stock Plan and 2011 Stock Plan as of December 31, 2011. Ms. Kaplan did not hold any outstanding equity awards as of December 31,

2011.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options(#)(1)				Shares or Units of Stock that Have Not Vested(2)
Name	Date of Grant	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($)(3)
Joseph Fortunato	3/16/07	634,008	—	5.00	3/15/17	—	—
	3/16/07	1,262,877	—	7.50	3/15/17	—	—
	3/31/11	—	250,000	16.00	3/31/21	—	—
	3/31/11	—	250,000	24.00	3/31/21	—	—
	12/12/11	—	182,384	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	17,616	509,983

Michael M. Nuzzo	10/21/08	66,926	60,000	7.70	10/21/18	—	—
	10/21/08	90,000	60,000	11.55	10/21/18	—	—
	4/21/11	—	93,750	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	10,016	289,963
	12/12/11	—	45,596	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	4,404	127,496

Thomas Dowd	3/16/07	70,736	35,409	5.00	3/15/17	—	—
	3/16/07	141,635	35,409	7.50	3/15/17	—	—
	5/4/07	38,365	9,591	5.00	5/4/17	—	—
	5/4/07	38,365	9,591	7.50	5/4/17	—	—
	4/21/11	—	93,750	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	10,016	289,963
	10/26/11	—	17,255	25.10	10/26/18	—	—
	10/26/11	—	—	—	—	2,745	79,468
	12/12/11	—	45,596	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	4,404	127,496

Jeffrey Hennion	4/21/11	—	150,000	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	16,026	463,953
	12/12/11	—	45,596	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	4,404	127,496

Gerald J. Stubenhofer, Jr.	3/16/07	28,943	12,500	5.00	3/15/17	—	—
	3/16/07	50,000	12,500	7.50	3/15/17	—	—
	4/21/11	—	75,000	18.82	4/21/18	—	—
	4/21/11	—	—	—	—	8,013	231,976
	12/12/11	—	22,798	27.70	12/12/18	—	—
	12/12/11	—	—	—	—	2,202	63,748

(1)

Time-vested stock option awards made under the 2007 Stock Plan and the 2011 Stock Plan, which awards vest subject to continuing employment, other than the stock options granted to Mr. Fortunato on March 16, 2007 and March 31, 2011, in five equal annual installments commencing on the first anniversary of the date of grant. For the stock options granted to Mr. Fortunato on March 16, 2007 and March 31, 2011, such stock options vest in four equal annual installments commencing on the first anniversary of the date of grant.

(2)

Time-vested restricted stock awards made under the 2011 Stock Plan, which awards vest subject to continuing employment, other than one-time restricted stock awards granted on April 21, 2011, in three installments: 30% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 40% on the fifth anniversary on the date of grant. For the restricted stock awards granted on April 21, 2011 and discussed above under “Executive Compensation – Elements of Compensation – Long-term Incentive Compensation,” such awards vest in three installments: 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 50% on the fifth anniversary of the date of grant.

(3)	Market value is based on the closing price of our Class A common stock of $28.95 per share on December 30, 2011, the last trading day for our fiscal year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2011

The following table sets forth information regarding the exercise of options by the Named Executive Officers for our fiscal year ended December 31, 2011. None of the shares of restricted stock held by the Named Executive Officers vested during our fiscal year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joseph Fortunato	628,869	11,777,925
Michael M. Nuzzo	23,074	470,599
Thomas Dowd	70,899	1,421,263
Jeffrey Hennion	—	—
Gerald J. Stubenhofer, Jr.	21,057	353,905
Beth J. Kaplan	1,750,000	23,544,739

(1)                                  Calculated by determining the difference between the market price at exercise and the exercise price of the stock options.

NON-QUALIFIED DEFERRED COMPENSATION FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2011

We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated executives. Under the deferred compensation plan, employees may elect to defer a portion of their future compensation until a specified future year, or until retirement. We may in our discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by participants for that year. Participants may select the investment fund or funds in which such deferred amounts are deemed to be invested for the purpose of crediting deferrals with investment gains and losses.

Messrs. Dowd and Hennion are the only Named Executive Officers who participate in the deferred compensation plan. The following table identifies their contributions, our contributions, the aggregate earnings and withdrawals in 2011 and the aggregate balances as of December 31, 2011.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)(1)	($)	($)	($)	($)
Thomas Dowd	74,949	—	(19,132)	—	195,753(2)
Jeffrey Hennion	33,846	—	—	—	33,846

(1)

The amounts reported in this column reflect deferrals under the GNC Live Well Later Non-qualified Deferred Compensation Plan of base salary earned by and paid to Messrs. Dowd and Hennion, respectively, for our fiscal year ended December 31, 2011 and reported as salary in the Summary Compensation Table (column c).

(2)

The amount reported includes previously earned, but deferred, salary and bonus that were reported in our Summary Compensation Table in previous years as follows: (i) $35,118 in 2010 and (ii) $23,504 in 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The termination and change in control arrangements for the Named Executive Officers and other senior executives are generally governed by form employment agreements. As such, these arrangements generally are uniform and not highly negotiated. The amounts payable in connection with termination and change in control events are tied to our executives’ respective base salaries and cash incentive compensation awards, and therefore are proportionately higher for the more senior and highly compensated executives. Similarly, the termination and change in control arrangements for Mr. Fortunato provide, and for Ms. Kaplan provided, for higher payments than those for other executives. The termination provisions, which provide for lump sum payments of salary and cash incentive compensation, and in some instances, acceleration of the vesting of stock-based awards, are or were, as applicable, designed to preserve the value of the long-term compensation arrangements for Mr. Fortunato and Ms. Kaplan to ensure the continued alignment of their long-term financial interests with those of our stockholders.

The Compensation Committee does not generally consider the amounts when establishing the compensation of the Named Executive Officers. The Compensation Committee, together with the Board, established the termination and change of control arrangements described herein to address and conform to our overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth: market competitiveness; maintaining management continuity, particularly through periods of uncertainty related to change in control events; providing our key personnel with the assurance of fair and equitable treatment following a change in control and other events; and ensuring that management is held to high standards of integrity and performance.

The following is a summary of the termination and change of control provisions in the employment agreement of each of the Named Executive Officers as of December 31, 2011, other than Ms. Kaplan. As discussed above under “Executive Compensation – Elements of Compensation – Employment Agreements,” in February 2012, we entered into amended and restated employment agreements with Messrs. Nuzzo, Dowd, Hennion and Stubenhofer.

Mr. Fortunato

Upon Mr. Fortunato’s termination due to death or total disability, we will be required to pay to him (or his guardian or personal representative):

•                  a lump sum equal to his base salary; and

•                  a prorated share of the annual bonus he would have received had he worked the full year, provided bonus targets are met for such year.

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato’s outstanding stock options will vest and restrictions on restricted stock awards will lapse as of the date of termination, in each case, assuming he had continued employment during the calendar year in which termination occurs and for the year following such termination.

If Mr. Fortunato’s employment is terminated without cause, he resigns for good reason (as defined in the Fortunato Agreement and summarized below) or we decline to renew the employment term for reasons other than those that would constitute cause (as defined in the Fortunato Agreement and summarized below) after the initial three-year employment term, then, subject to Mr. Fortunato’s execution of a release, we will be required to pay him:

•                  a lump sum payment in the amount of two times his base salary; and

•                  a lump sum payment in the amount of two times his average annual bonus paid or payable with respect to the most recent three fiscal years.

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato’s outstanding stock options will vest and restrictions on restricted stock awards will lapse if they would have otherwise done so in the 24 months following the termination date had Mr. Fortunato continued to be employed.

If such termination occurs in anticipation of or during the two-year period following a change in control or during the two year period following consummation of the IPO, the multiple of base salary and average annual bonus will increase from two times to three times. A termination of Mr. Fortunato’s employment will be deemed to have been in anticipation of a change in control if such termination occurs at any time from and after the period beginning six months prior to a change in control and such termination occurs (i) after we enter into a definitive agreement that provides for a change in control or (ii) at the request of an unrelated third-party who has taken steps reasonably calculated to effect a change in control.

Under the Fortunato Agreement, “cause” generally means any of the following events as determined in good faith by a two-thirds vote of the Board, Mr. Fortunato’s:

•                  conviction of, or plea of nolo contendere to, a crime which constitutes a felony;

•                  willful disloyalty or deliberate dishonesty with respect to us or Centers that is injurious to our or Centers’ financial condition, business or reputation;

•                  commission of an act of fraud or embezzlement against us or Centers;

•                  material breach of any provision of his employment agreement or any other written contract or agreement with us or Centers that is not cured; or

•                  willful and continued failure to materially perform his duties or his continued failure to substantially perform duties requested or prescribed by the Board or Centers’ board of directors which is not cured.

Under the Fortunato Agreement, “good reason” generally means, without Mr. Fortunato’s consent:

•                  our failure to comply with any material provision of his employment agreement which is not cured;

•                  a material adverse change in his responsibilities, duties or authority which, in the aggregate, causes his positions to have less responsibility or authority;

•                  removal from his current positions or failure to elect (or appoint) him to, or removal of him from the Board or Centers’ board of directors;

•                  a material reduction in his base salary; or

•                  a relocation of his principal place of business of more than 75 miles.

Under the Fortunato Agreement, “change in control” generally means:

•                  an acquisition representing 50% or more of either our common stock or the combined voting power of our securities entitled to vote generally in the election of the Board;

•                  a change in two-thirds of the members of the Board from the members on the effective date of his employment agreement, unless approved by (i) two-thirds of the members of the Board on the effective date of his employment agreement or (ii) members nominated by such members;

•                  the approval by our stockholders of (i) a complete liquidation or dissolution of Centers or us or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries’ assets; or

•                  Centers ceases to be our direct or indirect wholly owned subsidiary.

Messrs. Nuzzo, Dowd, Hennion and Stubenhofer

The employment agreements of Messrs. Nuzzo, Dowd, Hennion and Stubenhofer also provide for certain benefits upon termination of employment. Upon death or disability, the executives (or their estates) are entitled to their current base salary for the remainder of the employment period, and, subject to the discretion of the Board or the Compensation Committee, a pro rata share of the annual bonus based on actual employment, provided bonus targets are met. Upon termination of employment by us without cause or voluntarily by the executive for good reason, subject to the execution of a written release, the executive is also entitled to:

•                  salary continuation generally for the greater of six months and the remainder of the agreement term (except for Mr. Stubenhofer, whose salary continues for the remainder of the agreement term), or two years if the termination occurs upon or within six months following a change in control;

•                  subject to the discretion of the Board or the Compensation Committee, a pro rata share of the annual bonus based on actual employment; and

•                  reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to the executive’s coverage and any eligible dependent coverage) payable by the executive immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period.

For purposes of the employment agreements, “cause” generally means the executive’s:

•                  failure to comply with any obligation imposed by his employment agreement;

•                  being indicted for any felony or any misdemeanor that causes or is likely to cause harm or embarrassment to us, in the reasonable judgment of the Board;

•                  theft, embezzlement or fraud in connection with the performance of duties;

•                  engaging in any activity that gives rise to a material conflict of interest with us;

•                  misappropriation by the executive of any of our material business opportunities;

•                  any failure to comply with, observe or carry out our or the Board’s rules, regulations, policies or codes of ethics or conduct;

•                  substance abuse or illegal use of drugs that, in the reasonable judgment of the Board, impairs the executive’s performance or causes or is likely to cause harm or embarrassment to us; or

•                  engagement in conduct that the executive knows or should know is injurious to us.

For purposes of the employment agreements, “good reason” generally means, without the executive’s prior written consent:

•                  our failure to comply with material obligations under his employment agreement;

•                  a change of the executive’s position; or

•                  a material reduction in the executive’s base salary.

For purposes of the employment agreements, “change in control” generally means:

•                  an acquisition representing 50% or more of either our common stock or the combined voting power of our securities entitled to vote generally in the election of the Board;

•                  a change in two-thirds of the members of the Board from the members on the effective date of the executive’s employment agreement, unless approved by (i) two-thirds of the members of the Board on the effective date of the executive’s employment agreement or (ii) members nominated by such members;

•                  the approval by our stockholders of (i) a complete liquidation or dissolution of us or Centers or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries’ assets; or

•                  Centers ceases to be our direct or indirect wholly owned subsidiary.

Under all circumstances, Messrs. Nuzzo’s, Dowd’s, Hennion’s and Stubenhofer’s unvested equity awards will be forfeited as of the date of the executive’s termination.

The following tables quantify the estimated payments and benefits that the Named Executive Officers, other than Ms. Kaplan, would have received if they had terminated employment on December 31, 2011 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (i) compensation amounts accrued through December 31, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) plan that are generally available to all of our salaried employees. The amounts reflected for the prorated annual cash incentive compensation payable under the various termination scenarios are the amounts that were actually paid to the Named Executive Officers in February 2012 under the 2011 Incentive Plan.

With respect to Ms. Kaplan, the table quantifies the payments and benefits that Ms. Kaplan was entitled to receive under her employment agreement upon her termination.

Where applicable, the information in the tables uses a fair market value per share of $28.95 as of December 31, 2010 for our Class A common stock, which is equal to the closing price of our Class A common stock on December 30, 2011.

Mr. Fortunato

	Termination w/o Cause or for Good Reason or Non-renewal of the Agreement	Termination w/o Cause or for Good Reason w/in 2 Years After, or in “anticipation of,” a Change in Control	Termination w/o Cause or for Good Reason in Connection with an IPO	Death or Disability	Change in Control
Benefit	($)	($)	($)	($)	($)
Lump Sum Base Salary	2,000,000	3,000,000	3,000,000	1,000,000	–
Lump Sum Annual Incentive Compensation	2,322,260	3,483,390	3,483,390	–	–
Accrued Obligations	1,327,310	1,327,310	1,327,310	1,327,310	–
Health & Welfare Benefits	11,233	11,233	11,233	11,233	–
Accelerated Vesting of Stock Options &
Restricted Stock	2,328,692	5,212,963	2,328,692	1,164,346	5,212,963
Net Value	7,989,495	13,034,896	10,150,625	3,502,889	5,212,963

Mr. Nuzzo

	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control	Death or Disability
Benefit	($)	($)	($)
Base Salary Continuation	351,417	843,400	351,417
Pro Rata Bonus	422,406	422,406	422,406
Health & Welfare Benefits	6,722	12,704	–
Net Value	780,544	1,278,510	773,823

Mr. Dowd

	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control	Death or Disability
Benefit	($)	($)	($)
Base Salary Continuation	130,055	850,000	130,055
Pro Rata Bonus	425,000	425,000	425,000
Health & Welfare Benefits	2,684	12,682	–
Net Value	557,739	1,287,682	555,055

Mr. Hennion

	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control	Death or Disability
Benefit	($)	($)	($)
Base Salary Continuation	404,372	800,000	404,372
Pro Rata Bonus	392,308	392,308	392,308
Health & Welfare Benefits	9,160	13,165	–
Net Value	805,839	1,205,473	796,680

Mr. Stubenhofer

	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control	Death or Disability
Benefit	($)	($)	($)
Base Salary Continuation	246,750	659,200	246,750
Pro Rata Bonus	247,615	247,615	247,615
Health & Welfare Benefits	6,039	12,682	–
Net Value	500,404	919,497	494,365

Ms. Kaplan

Termination w/o Cause or for Good Reason in Connection with an IPO
Benefit	($)
Lump Sum Base Salary	1,475,000(1)
Lump Sum Annual Incentive Compensation	1,596,821(2)
Lump Sum Annualized Value of Perquisites	100,000(3)
Health & Welfare Benefits	15,700
Accelerated Vesting of Stock Options	6,504,750(4)
Net Value	9,692,271

(1)           Amount is equal to two times Ms. Kaplan’s base salary as of her termination date.

(2)           Amount was computed with respect to our fiscal years ended December 31, 2010, 2009 and 2008.

(3)           Amount is equal to two times the annualized value of Ms. Kaplan’s perquisite allowance.

(4)           Reflects the value of shares underlying unvested stock options, for which vesting was accelerated in accordance with Ms. Kaplan’s employment agreement, as of the closing of the NYSE on June 20, 2011, the effective date of Ms. Kaplan’s resignation. The value of such shares underlying unvested stock options as of the closing of the NYSE of December 30, 2011 was $10,652,250. If Ms. Kaplan had continued her employment with us, the unvested portion of such stock options would have vested on January 2, 2012.

The employment agreements provide that if any payment or benefit will be subject to or result in the imposition of the excise tax imposed by Code Section 4999, then the amount of such payment or payments will be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. Mr. Fortunato’s employment agreement provides that the foregoing reduction will not apply if he will, on a net after-tax basis, receive less compensation than if the payment were not so reduced. Based on a hypothetical change in control on December 31, 2011 (and, in Mr. Fortunato’s case, a hypothetical termination on December 31, 2011 that was “in anticipation of” a subsequent change in control), none of the payments or benefits provided to Messrs. Fortunato, Nuzzo, Dowd, Hennion or Stubenhofer would have been subject to or resulted in the imposition of the excise tax imposed by Code Section 4999. Accordingly, no reductions in such payments and benefits have been applied in the tables above. For purposes of calculating whether any payment or benefit would have been subject to or resulted in the imposition of the excise tax, (i) we have assumed that the 2011 annual cash incentive compensation is not contingent a the change in control and (ii) we have not valued the non-competition covenant in the employment agreements of Messrs. Fortunato, Nuzzo, Dowd, Hennion or Stubenhofer.

The Fortunato Agreement provides for accelerated vesting of stock-based awards upon a change in control. The 2007 Stock Plan and the 2011 Stock Plan provide that, in the event of a change in control, unvested stock-based awards generally may be fully vested, cancelled for fair value or substituted for awards that substantially preserve the applicable terms of such stock-based awards. We have assumed for purposes of the table that upon a change in control, Messrs. Nuzzo’s, Dowd’s, Hennion’s and Stubenhofer’s unvested stock-based awards would not be accelerated, and instead would be substituted for awards that substantially preserve the applicable terms of the stock-based awards.

DIRECTOR COMPENSATION

Director Compensation Table for our Fiscal Year Ended December 31, 2011

The following table presents information regarding the compensation of our non-employee directors with respect to our fiscal year ended December 31, 2011 and should be read in conjunction with “Narrative to the Director Compensation Table” below. None of our directors who is an employee of the Company receives or has ever received any compensation for serving on the Board. Accordingly, neither Mr. Fortunato nor, prior to her resignation, Ms. Kaplan, has received any compensation for serving as a director. Compensation for each of Mr. Fortunato and Ms. Kaplan is discussed under “Executive Compensation” above. In addition, no director who is employed by the Sponsors currently receives or has ever received any retainers or stock option grants.

Name	Fees Earned or Paid in Cash ($)	Options Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Norman Axelrod	203,250(3)	329,803	—	533,053
Jeffrey Berger	52,500(4)	231,700	—	284,200
Andrew Claerhout	—	—	—	—
Carmen Fortino(5)	—	—	—	—
Michael Hines	55,000(6)	164,901	—	219,901
David Kaplan	—	—	—	—
Brian Klos	—	—	—	—
Johann Koss	31,068(7)	231,700	—	262,768
Amy Lane	40,000(8)	315,063	—	355,063
Romeo Leemrijse	—	—	—	—
Richard Wallace	43,750(9)	—	—	43,750

(1)

Reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts reported for these awards may not correspond to the actual value that may be realized by such persons with respect to these awards. The grant date fair value per share for each of the awards to Ms. Lane and Messrs. Axelrod, Berger, Hines and Koss is $9.00, $6.60, $6.62, $6.60 and $6.62, respectively, each calculated in accordance with FASB ASC Topic 718.

(2)

The table below sets forth the number of exercisable and unexercisable stock options held by the listed directors as of December 31, 2011. Directors who did not hold any outstanding stock options as of December 31, 2011 are not listed in the table below.

	Option Awards Outstanding
Name	Exercisable	Unexercisable
Norman Axelrod	163,791	123,078
Jeffrey Berger	—	35,000
Michael Hines	23,840	60,760
Johann Koss	—	35,000
Amy Lane	—	35,000
Richard Wallace	7,000	28,000

(3)

Reflects an aggregate of (i) $200,000 paid to Mr. Axelrod for his service as Chairman of the Board, (ii) $2,500 paid to Mr. Axelrod for his service on the Compensation Committee and (iii) $750 paid to Mr. Axelrod for attendance at a telephonic meeting of the Compensation Committee.

(4)

Reflects an aggregate of (i) $43,750 paid to Mr. Berger for his service as a director, (ii) $8,000 paid to Mr. Berger for his service on the Audit Committee and the Nominating Committee and (iii) $750 paid to Mr. Berger for attendance at a telephonic meeting of the Compensation Committee.

(5)	Mr. Fortino resigned from the Board in March 2011.

(6)	Reflects an aggregate of (i) $43,750 paid to Mr. Hines for his service as a director and (ii) $11,250 paid to Mr. Hines for his service on the Audit Committee.

(7)

Mr. Koss received payment, after withholdings for taxes, in Canadian dollars in the aggregate amount of CAD $30,710 for his service as a director. The amount set forth in the table above reflects such amount in U.S. dollars based on an average conversion rate of 1.01%.

(8)

Reflects an aggregate of (i) $33,750 paid to Ms. Lane for her service as a director, (ii) $5,500 paid to Ms. Lane for her service on the Audit Committee and the Compensation Committee and (iii) $750 paid to Ms. Lane for attendance at a telephonic meeting of the Compensation Committee.

(9)	Reflects $43,750 paid to Mr. Wallace for his service as a director.

Narrative to the Director Compensation Table

In 2011, our Compensation Committee retained Hay Group as an independent consultant and directed Hay Group to compile compensation information regarding directors at companies in the Peer Group to assist the Compensation Committee in comparing our director compensation policy (including pay components and levels) to the director compensation policies (including pay components and levels) of the companies in the Peer Group.

Based in part on the recommendations of Hay Group, and in connection with the IPO, we revised our director compensation policy as follows for our fiscal year ended December 31, 2011: (i) our non-employee chairman received an annual retainer of $200,000, and each of our other non-employee directors received an annual retainer of $45,000 for service on the Board; (ii) each of our non-employee directors received an annual retainer of (a) $6,000, $5,000 and $5,000 for service on the Audit Committee, the Compensation Committee and the Nominating Committee, respectively; and (b) $15,000, $10,000 and $5,000 for service as the chairperson of the Audit Committee, the Compensation Committee and the Nominating Committee, respectively; and (iii) each of our non-employee directors received $65,000 in annual option awards.

In December 2011, based in part on additional recommendations of Hay Group, we further revised our director compensation policy (as revised, the “Director Compensation Policy”), effective January 2012, to compensate our non-employee directors as follows: (i) our non-employee chairman will receive an annual retainer of $200,000, and our other non-employee directors will receive annual retainers of  $45,000 for service on the Board; and (ii) each of our non-employee directors will receive (a) an annual retainer of $15,000, $10,000 and $10,000 for service as the chairperson of the Audit Committee, the Compensation Committee and the Nominating Committee, respectively, (b) $2,000, $1,750, $1,500 and $1,500 for attendance, or half of such amounts, as applicable, for telephonic attendance, at meetings of the Board, the Audit Committee, the Compensation Committee and the Nominating Committee, respectively, and (c) $95,000 in annual equity awards. In light of the equity awards granted to (i) Messrs. Axelrod and Hines in April 2011 to reward their service as directors through and in connection with the IPO, and (ii) Ms. Lane in August 2011 and Messrs. Berger and Koss in March 2011, in each case in connection with her or his election to the Board, the annual equity awards for our 2012 fiscal year will be granted in April 2012 and pro-rated accordingly.

The Compensation Committee believes that payments of retainer fees for service on the Committees and fees for each Board and Committee meeting attended provide appropriate incentives for active participation. In addition, the Compensation Committee believes that annual equity awards align the long-term financial interests of our directors and our stockholders.

The Director Compensation Policy amended our previous director compensation policy, effective from August 15, 2007 through June 30, 2011 (the “Old Director Compensation Policy”). Pursuant to the Old Director Compensation Policy, we compensated our directors as follows: (i) our non-employee chairman received an annual retainer of $200,000; and (ii) our other non-employee directors received an annual retainer of $40,000. Each non-employee director was entitled to receive a grant of non-qualified stock options to purchase a minimum of 35,000 shares of our Class A common stock.

The annual retainers paid to our non-employee directors under the Director Compensation Policy are generally paid in four equal quarterly installments every March, June, September and December with respect to our second, third, fourth and first fiscal quarters, respectively.

As discussed above under “Other Board Information – Board Committees – Compensation Committee,” in February 2012, based on the recommendations of the Compensation Committee and the Nominating Committee, the Board delegated authority for these matters to the Nominating Committee.

Director Stock Ownership Guidelines

We believe that, to align the interests of our directors with our stockholders, our directors should hold a financial stake in us. The Board adopted a policy in December 2011 requiring each of our directors to own stock in the Company equal to a minimum of five times such director’s annual retainer for service on the Board (the “Director Stock Ownership Guidelines”). The Director Stock Ownership Guidelines provide that our directors have five years from the date of adoption of the Director Stock Ownership Guidelines or, with respect to newly elected directors, five years from the date of their election, to comply with the Director Stock Ownership Guidelines, and should retain at least 50% of all shares owned by or underlying equity awards granted to the directors until the ownership thresholds are met. The Nominating Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating Committee. For the purposes of such stock ownership policy, stock includes directly held shares of our common stock and shares of unvested restricted stock.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with Section 14A of the Exchange Act, which was added by Dodd-Frank, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers.

As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with individual performance that created stockholder value, (ii) attract and retain high quality employees, (iii) build an ownership mentality among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees. The foregoing objectives are applicable to the compensation of the Named Executive Officers.

We believe that our executive compensation program achieves these objectives by emphasizing long-term stock-based incentive awards and performance-based compensation, which has enabled us to successfully motivate and reward the Named Executive Officers. We believe our executive compensation program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the Named Executive Officers with the long-term interests of our stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for fiscal year ended December 31, 2011, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2011, AS DISCLOSED IN THESE PROXY MATERIALS.

ADVISORY VOTE ON SAY-ON-FREQUENCY VOTE (PROPOSAL 4)

In accordance with the Dodd-Frank, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our named executive officers (commonly known as a “say-on-frequency” vote). In voting on this Proposal 4, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the Named Executive Officers should occur once every year, two years or three years; stockholders may also abstain from voting.

After careful consideration, it is the opinion of the Board that an annual advisory stockholder vote on the compensation of our named executive officers is the most appropriate option for us because it will allow our stockholders to provide more frequent, direct input on our compensation policies and practices, and the resulting compensation for our named executive officers. Stockholders will have the opportunity to consider our most recent compensation decisions in the context of our pay for performance policy and focus on increasing long-term stockholder value, and to provide feedback to us in a timely way. Finally, the Board believes an annual advisory stockholder vote promotes corporate transparency.

While the Board has determined that the say-on-frequency vote shall be held annually, stockholders are not voting to approve or disapprove of the Board’s determination. Rather, stockholders are being provided with the opportunity to cast an advisory vote through the resolution set forth above. As an advisory vote, the result of the vote is not binding on us. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve executive compensation. The alternative receiving the greatest number of votes (once every one year, two years or three years) will be the resulting recommendation, on an advisory basis, of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-FREQUENCY VOTE ONCE EVERY YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth information regarding the beneficial ownership of our common stock as of February 23, 2012 by (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our common stock. The following table includes common stock issuable within 60 days of February 23, 2012 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 104,233,878 shares and 2,060,178 shares of Class A common stock and Class B common stock, respectively, outstanding at February 23, 2012. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222.

		Shares Beneficially Owned
		Class A		Class B	Total Common Stock
Name of Beneficial Owner	Position	Shares	Percentage	Shares	Percentage	Percentage

Directors and Named Executive Officers(1):
Norman Axelrod(2)	Chairman of the Board	325,004	*	—	—	*
Jeffrey P. Berger(3)	Director	28,875	*	—	—	*
Andrew Claerhout (4)	Director	—	—	—	—	—
Thomas Dowd(5)	Executive Vice President, Chief Merchandising Officer and General Manager	273,825	*	—	—	*
Joseph Fortunato(6)	Director, Chief Executive Officer and President	1,314,501	1.25%	—	—	1.22%
Jeffrey Hennion(7)	Executive Vice President, Chief Marketing Officer	50,430	*	—	—	*
Michael Hines(8)	Director	32,174	*	—	—	*
Beth J. Kaplan(9)	Former President and Chief Merchandising and Marketing Officer	—	—	—	—	—
David B. Kaplan(10)	Director	—	—	—	—	—
Brian Klos(11)	Director	—	—	—	—	—
Johann O. Koss(8)	Director	7,000	*	—	—	*
Amy B. Lane	Director	—	—	—	—	—
Romeo Leemrijse(4)	Director	—	—	—	—	—
Michael M. Nuzzo(12)	Executive Vice President and Chief Financial Officer	123,170	*	—	—	*
Jerry Stubenhofer(13)	Senior Vice President, Chief Legal Officer and Secretary	64,158	*	—	—	*
Richard J. Wallace(8)	Director	7,000	*	—	—	*
All directors and executive officers as a group (18 persons)		2,600,529	2.44%	—	—	2.39%
Beneficial Owners of 5% or More of Our Outstanding Common Stock:
Ares Corporate Opportunities Fund II, L.P.(14)		20,669,203	19.83%	—	—	19.45%
Ontario Teachers’ Pension Plan Board(15)		24,284,790	23.30%	2,060,178	100.00%	24.78%

*Less than 1% of the outstanding shares of common stock.

(1)

Under the Stockholders Agreement, the Sponsors have the right to nominate to the Board, subject to their election by our stockholders, so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of the Board and, subject to certain exceptions, so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of the Board, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising the Board as the collective percentage of common stock owned by the Sponsors. Under the Stockholders Agreement, each Sponsor has agreed to vote all of the shares of Class A common stock held by it in favor of the other Sponsor’s nominees. As a result, each of the Sponsors may be deemed to be the beneficial owner of the shares of our common stock owned by the other Sponsor. Each of Ares and OTPP expressly disclaims beneficial ownership of the shares of common stock not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or OTPP.

(2)

Consists of (i) 53,094 shares directly held by Mr. Axelrod, (ii) 253,536 shares issuable to Mr. Axelrod upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date and (iii) 18,374 shares directly held by AS Skip, LLC, of which Mr. Axelrod is the managing member.

(3)

Consists of (i) 21,875 shares directly held by Mr. Berger and (ii) 7,000 shares issuable to Mr. Berger upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(4)	The address for each of Messrs. Claerhout and Leemrijse is c/o Ontario Teachers’ Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(5)

Consists of (i) 8,727 shares directly held by Mr. Dowd, (ii) 17,165 shares of time-vested restricted stock held by Mr. Dowd and (iii) 247,933 shares issuable to Mr. Dowd upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(6)

Consists of (i) 17,616 shares of time-vested restricted stock held by Mr. Fortunato and (ii) 1,296,885 shares issuable to Mr. Fortunato upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(7)

Consists of (i) 20,430 shares of time-vested restricted stock held by Mr. Hennion and (ii) 30,000 shares issuable to Mr. Hennion upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(8)	Consists entirely of shares issuable upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(9)	Effective June 20, 2011, Ms. Kaplan resigned from her positions as President and Chief Merchandising and Marketing Officer.

(10)

The address of Mr. Kaplan is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Kaplan is a Senior Partner in the Private Equity Group of Ares Management and member of Ares Partners Management Company LLC (“APMC”), both of which indirectly control Ares. Mr. Kaplan expressly disclaims beneficial ownership of the shares owned by Ares.

(11)

The address of Mr. Klos is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Klos is a Principal in the Private Equity Group of Ares Management. Mr. Klos expressly disclaims beneficial ownership of the shares owned by Ares.

(12)

Consists of (i) 14,420 shares of time-vested restricted stock held by Mr. Nuzzo and (ii) 108,750 shares issuable to Mr. Nuzzo upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(13)

Consists of (i) 10,215 shares of time-vested restricted stock held by Mr. Stubenhofer and (ii) 53,943 shares issuable to Mr. Stubenhofer upon the exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(14)

Reflects shares owned by Ares. The general partner of Ares is ACOF Management II, L.P. (“ACOF Management”), the general partner of ACOF Management is ACOF Operating Manager and the general partner of ACOF Operating Manager is Ares Management, Inc. (“Ares Inc.”). Ares Inc. is owned by Ares Management, which, in turn, is owned by Ares Management Holdings LLC (“Ares Management Holdings”). Ares Management Holdings is controlled by Ares Holdings LLC (“Ares Holdings”), which, in turn, is controlled by APMC (together with Ares, ACOF Management, ACOF Operating Manager, Ares Inc., Ares Management, Ares Management Holdings and Ares Holdings, the “Ares Entities”). APMC is managed by an executive committee comprised of Michael Arougheti, Mr. Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any shares of common stock. Each of the members of the executive committee, the Ares Entities (other than Ares with respect to the shares it holds directly) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of any shares of common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(15)

Refers to shares owned by OTPP. The President and Chief Executive Officer of OTPP has delegated to each of Mr. Claerhout, Mr. Leemrijse and Roman Duch the authority to implement disposition decisions with respect to shares held by OTPP; however, approval of such decisions is made by senior personnel within the private capital group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Claerhout, Leemrijse and Duch expressly disclaims beneficial ownership of such shares. As the owner of Class B common stock, OTPP may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock, or convert shares of Class A common stock into an equal number of shares of Class B common stock. The table above does not reflect (i) shares of Class B common stock issuable upon conversion of Class A common stock or (ii) shares of Class A common stock issuable upon conversion of Class B common stock. The address of OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and holders of more than 10% of our common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our common stock. Based solely upon a review of the copies of these forms or written representations that no Form 5 was required, which we have received from such persons or entities for transactions in our common stock and their common stock holdings for our fiscal year ended December 31, 2011, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our common stock.

NEXT YEAR’S ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2013 annual meeting of stockholders (the “2013 Annual Meeting”) must be received by us no later than November 7, 2012 to be presented at the 2013 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention:  Gerald J. Stubenhofer, Jr., Secretary.

In addition, pursuant to Section 5(b) of the Bylaws, any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act must be timely to be properly brought before the 2013 Annual Meeting. To be timely, such stockholder proposal shall be received by our secretary at our principal executive offices at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 between the opening of business on December 21, 2012 and the close of business on January 18, 2013. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2013 Annual Meeting is more than 30 days before or more than 70 days after April 19, 2013, to be timely, such stockholder proposals must be received not earlier than the 120th day prior to the date of the 2013 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2013 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2013 Annual Meeting is first made.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000127498_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Andrew Claerhout 02 David B. Kaplan 03 Amy B. Lane 04 Richard J. Wallace GNC HOLDINGS, INC. 300 SIXTH AVENUE PITTSBURGH, PA 15222 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the company's 2012 fiscal year. 3 The approval, by non-binding vote, of the compensation paid to the company's named executive officers in 2011, as disclosed in the accompanying proxy materials. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 A recommendation, by non-binding vote, of the frequency of future advisory votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000127498_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . GNC HOLDINGS, INC. Annual Meeting of Stockholders April 19, 2012 8:00 AM EST This proxy is solicited by the Board of Directors The Stockholder(s) hereby appoint(s), Michael M. Nuzzo and Gerald J. Stubenhofer, Jr. or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of GNC HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EST, on April 19, 2012, at Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side